UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SAFEGUARD SCIENTIFICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

435 Devon Park Drive, Building 800
Wayne, PA 19087-1945

Phone:	610.293.0600
Toll-Free:	877.506.7371
Fax:	610.293.0601
Automated Investor Relations Line: 888.733.1200
Internet: www.safeguard.com
SAFEGUARD SCIENTIFICS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
You are invited to attend the Safeguard Scientifics, Inc. 2006 Annual Meeting of Shareholders.

DATE:	May 24, 2006

TIME:	10:00 a.m. Eastern time

PLACE:	Crowne Plaza Valley Forge
260 Mall Boulevard
King of Prussia, PA 19406
610.265.7500

RECORD DATE:	Only shareholders who owned stock at the close of business on March 31, 2006, can vote at this meeting and any adjournments that may take place.

ITEMS OF BUSINESS:	1.	To elect eight directors;

	2.	To ratify the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

	3.	To consider such other business as may properly come before the meeting.
We also will report on Safeguard’s 2005 business results and other matters of interest to our shareholders. You will have an opportunity at the meeting to ask questions, make comments and meet our management team.

Your vote is very important. We encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible to ensure your representation at the annual meeting, regardless of whether you attend in person. You may vote by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Meeting and the Proposals” beginning on page 1 of this proxy statement and the instructions on the proxy card or voting instruction form.
This notice of annual meeting, proxy statement, accompanying proxy card, and 2005 annual report are being mailed to shareholders beginning April 24, 2006, in connection with the solicitation of proxies by the Board of Directors.
By Order of the Board of Directors,
Deirdre Blackburn
Secretary
April 24, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
RATIFICATION OF APPOINTMENT OF KPMG LLP
AUDIT COMMITTEE REPORT
STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND OFFICERS
STOCK PERFORMANCE GRAPH
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
APPENDIX A
APPENDIX B
APPENDIX C
APPENDIX D

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS
Q:	When and where is the annual meeting?

A:	Safeguard’s annual meeting is being held on Wednesday, May 24, 2006 at 10:00 a.m. at the Crowne Plaza Valley Forge, 260 Mall Boulevard, King of Prussia, PA 19406.

Q:	Do I need a ticket or proof of Safeguard ownership to attend the annual meeting?

A:	You will not need a ticket to attend the annual meeting. However, only persons with evidence of stock ownership, or who are guests of Safeguard, may attend and be admitted to the annual meeting. Photo identification, such as a valid driver’s license or passport, will be required. If you are not a shareholder of record but hold shares through a broker, trust, bank or other nominee, you will need to provide proof of beneficial ownership on the record date, such as a legal proxy from your broker, trust, bank or other nominee, your most recent brokerage account statement prior to March 31, 2006, a copy of the voting instruction form provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not have photo identification and proof that you own Safeguard shares, you will not be admitted to the meeting.

Q:	Why am I receiving these materials?

A:	You are receiving Safeguard’s annual report, notice of annual meeting, proxy statement and a proxy card or voting instruction form because you owned shares of Safeguard stock on March 31, 2006, the record date for determining the shareholders entitled to vote at the annual meeting. This proxy statement contains detailed information relating to the proposals on which we would like you, as a shareholder, to vote. The proxy card or voting instruction form is used for voting.

Q:	How many shares must be present to hold the meeting?

A:	To hold the meeting, a quorum must be present. A quorum is a majority of the outstanding shares, which may be represented at the meeting either in person or by proxy. Proxies received but marked as abstentions or containing broker non-votes on a particular matter will be included in the calculation of the number of shares entitled to vote for the purpose of determining the presence of a quorum.

Q:	What am I voting on?

A:	You are being asked to vote on:
1.	the election of eight directors who have been nominated to serve on Safeguard’s Board of Directors (“Board”); and

2.	the ratification of the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm for the 2006 fiscal year.
       We also will consider other business that properly comes before the annual meeting.

Q:	How does Safeguard’s Board of Directors recommend I vote?

A:	Safeguard’s Board recommends a vote “FOR” each Board nominee and “FOR” ratification of the appointment of KPMG LLP as Safeguard’s independent registered public accounting firm. Our Board also requests discretionary authority to cumulate votes and to vote on any other matter that may properly arise at the meeting.

Q:	How many votes do I have?

A:	Each share of Safeguard common stock outstanding on the record date is entitled to vote on all items being voted upon at the annual meeting. On the record date, we had 120,140,136 shares issued and outstanding.

Every shareholder may cast one vote for each share owned on the record date, including shares held directly in your name as the “shareholder of record” and shares held for you as the “beneficial owner” through a broker, trustee, or other nominee, such as a bank. In the election of directors, shareholders may elect to cumulate their votes as described below under “What does cumulative voting mean?”

Q:	What does cumulative voting mean?

A:	Cumulative voting applies only in the election of directors. It means that you may cast a number of votes equal to the number of Safeguard shares you own multiplied by the number of directors to be elected. For example, since eight directors are standing for election at the annual meeting, if you hold 100 shares of Safeguard stock, you may cast 800 votes (eight times 100) in the election of directors. You may distribute those votes among as few or as many of the eight nominees as you wish. In other words, in the example provided, you may cast all 800 votes “FOR” one nominee or allocate your 800 votes among two or more nominees, as long as the total equals 800 votes.

If you received a proxy card and wish to vote cumulatively, you must:
•	write the words “cumulate for” in the space provided under item 1 of the proxy card; and

•	write the name of each nominee and the number of votes to be cast for each nominee in that space.
If you vote cumulatively, please check to be sure that the votes you cast add up to the number of shares you own multiplied by eight. If the number of votes does not add up correctly, your votes will not be counted until a properly completed proxy card has been received.

The cumulative voting feature for the election of directors also is available by voting in person at the annual meeting; however, it is not available by telephone or the Internet. If you are the beneficial owner of shares held in street name and wish to vote cumulatively, you will need to contact your broker, bank or other nominee holder of your shares.

Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

A:	Most of Safeguard’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Safeguard’s transfer agent, Mellon Investor Services LLC, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent to you directly by Safeguard. As a shareholder of record, you have the right to grant your voting proxy directly to Safeguard or to vote in person at the meeting. If you are a shareholder of record, Safeguard has enclosed a proxy card for your use in voting your shares.

Beneficial Owner

If your shares are held in street name (such as in a brokerage account or by another nominee, such as a bank or trust company), you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction form, are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote your shares. You also are invited to attend the annual meeting. To vote your shares at the meeting, you will need a legal proxy from your broker or other nominee authorizing you to vote at the meeting.

Q:	How do I vote my shares?

A:	If you are a shareholder of record, there are three ways for you to vote by proxy:
1.	Log on to the Internet at www.proxyvoting.com/sfe and follow the instructions at that site;

2.	Call 1.866.540.5760 and follow the instructions; or

3.	Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.
Telephone and Internet voting will close at 11:59 p.m. Eastern time the day prior to the annual meeting date.

If you sign your proxy card but do not mark any boxes showing how you wish to vote, Christopher J. Davis and Steven J. Feder, as the proxies designated by our Board to act on behalf of shareholders, will vote your shares and cumulate your votes as recommended by our Board and, in their discretion, will vote on any other matters which may properly arise at the meeting.

If you are the beneficial owner of shares held in street name, you will receive a voting instruction form directly from your broker, bank or other nominee describing how to vote your shares. This form will, in most cases, offer you three ways to vote:
1.	via the Internet;

2.	by telephone; or

3.	by completing, signing and returning the voting instruction form in the accompanying prepaid envelope.
Whether you are a shareholder of record or the beneficial owner of the shares, you will need to have your proxy card or voting instruction form in hand when you call or log on to the Internet. Remember, if you vote by telephone or via the Internet, do not return your proxy card or voting instruction form.

Q:	What do I do if I change my mind after I vote my shares?

A:	If you are a shareholder of record, you may change your vote at any time prior to the vote at the annual meeting by:
1.	re-voting by telephone or via the Internet (only your latest vote will be counted);

2.	submitting another proxy card with a later date (again, only your latest vote will be counted);

3.	sending written notice to our Secretary (which must be received at our corporate headquarters on or before the business day prior to the annual meeting) stating that you would like to revoke (that is, cancel) your proxy; or

4.	voting in person at the annual meeting.
If you are the beneficial owner of shares held in street name, you may submit new voting instructions by following the instructions provided by your broker, bank or other nominee. You also may vote in person at the annual meeting if you obtain a legal proxy from your broker or other nominee authorizing you to vote at the meeting.

Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request so. If you are a shareholder of record and wish to vote at the meeting, you may do so by presenting your completed proxy card or ballot to the judge of election. If you are a beneficial owner of shares held in street name and wish to vote at the meeting, you must present a legal proxy from your broker or other nominee to the judge of election along with your ballot.

Q:	What is the required vote for a proposal to pass?

A:	In the election of directors, the eight nominees who receive the highest number of “FOR” votes at the annual meeting will be elected as directors. A properly executed proxy that withholds authority to vote with respect to the election of one or more directors will not be voted with respect to the director or directors indicated and will not be taken into account in determining the outcome of the election; however, it will be counted for purposes of determining whether there is a quorum.

The proposal to ratify the appointment of our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Broker non-votes (which are explained in the next question) and abstentions are not counted in the tally of votes “FOR” or “AGAINST” a proposal and, therefore, have no effect on the proposal, assuming a quorum is present.

Q:	Will my shares be voted if I do not sign and return my proxy card or voting instruction form?

A:	They could be. If you are a shareholder of record and do not provide a proxy, your shares will not be voted unless you attend the meeting and vote your shares. If you are a beneficial owner of shares held in street name and do not provide your broker with voting instructions, your broker or other nominee may either use its discretion to vote your shares on “routine” matters (such as the election of directors or the ratification of our independent registered public accounting firm) or leave your shares unvoted. However, for matters deemed “non-routine” by the New York Stock Exchange, your broker or other nominee would not be able to vote without your instructions, in which case your shares would be considered “broker non-votes” on that particular matter.

Q:	Who will count the votes?

A:	A representative of Mellon Investor Services LLC, our registrar and transfer agent, will count the votes and act as the judge of election.

Q:	What does it mean if I get more than one proxy card or voting instruction form?

A:	It may mean that you have multiple accounts at the transfer agent or hold your shares in more than one brokerage account. Please provide voting instructions for all proxy cards and voting instruction forms that you receive. If you are a shareholder of record, we encourage you to contact our transfer agent to obtain information about how to combine your accounts. You may contact our transfer agent at the following address and telephone numbers:

Safeguard Scientifics, Inc. c/o Mellon Investor Services LLC P. O. Box 3315 South Hackensack, NJ 07606

Toll Free:	1.800.851.9677
TDD Hearing Impaired:	1.800.231.5469
International:	1.201.680.6578
International TDD Hearing Impaired:	1.201.680-6610
If you are a shareholder of record, you also can find information on transferring shares and other useful shareholder information on our transfer agent’s web site at www.melloninvestor.com.

Q:	What is “householding” and how does it affect me?

A:	If you and other residents at your mailing address are the beneficial owner of shares held in street name, your broker, bank or other nominee may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker, bank or other nominee. This practice is commonly referred to as “householding” and potentially provides extra convenience for shareholders and cost savings for companies. Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your broker or other nominee will send only one copy of our annual report and proxy statement to your address; however, each shareholder in your household will continue to receive a separate voting instruction form.

If you are the beneficial owner of shares held in street name and you would like to receive your own set of our annual report and proxy statement in the future, or if you share an address with another Safeguard shareholder and together both of you would like to receive only a single set of Safeguard annual documents, please contact ADP Investor Communication Services by telephone at 1.800.542.1061. Be sure to provide ADP Investor Communication Services with your name, the name of your brokerage firm, bank or other nominee, and your account number. These changes should be effective 30 days following receipt of your instructions.

If you did not receive an individual copy of this year’s annual report or proxy statement, we will send a copy to you if you send a written request to Safeguard Scientifics, Inc., Attention: Investor Relations, 435 Devon Park Drive, Building 800, Wayne, PA 19087-1945 or call 1.888.733.1200.

Q:	Can a shareholder nominate someone to be a director of Safeguard?

A:	The Nominating & Corporate Governance Committee considers properly submitted shareholder nominations for candidates for membership on the Board in substantially the same manner as it considers other Board candidates it identifies. In considering candidates, the Nominating & Corporate Governance Committee is guided by the following attributes:
•	has a strong record of personal integrity and ethical conduct;

•	is a leader in the companies or institutions with which he or she is affiliated;

•	possesses competence, skills and experiences that are complementary to the background and experience represented on Safeguard’s Board and that meet the needs of Safeguard’s strategy and business;

•	has the willingness and ability to devote sufficient time to fulfill his or her responsibilities to Safeguard and our shareholders;

•	will represent the long-term interests of our shareholders; and

•	can provide relevant advice and counsel to management and best perpetuate the success of Safeguard’s business.

Any shareholder nomination must include the following: the nominee’s name and the information about the nominee that would be required in a proxy statement under the SEC’s rules; information about the relationship between the nominee and the nominating shareholder; proof of the number of shares of Safeguard common stock that the nominating shareholder owns and the length of time the shares of Safeguard common stock have been owned; and a letter from the nominee certifying his or her willingness to serve, if elected, as a director. Recommendations, which must be received not later than 120 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was first mailed to shareholders, should be directed to:

Chair, Nominating & Corporate Governance Committee c/o Secretary Safeguard Scientifics, Inc. 435 Devon Park Drive, Building 800 Wayne, PA 19087-1945

Q:	How may I communicate with Safeguard’s Board or with non-management directors on Safeguard’s Board?

A:	Safeguard’s Audit Committee has established procedures for confidential, anonymous submission of complaints by employees and for receipt, retention and treatment of complaints, from whatever source, received by Safeguard, regarding accounting, internal accounting controls or auditing matters. Any person who desires to contact the Audit Committee may do so by addressing correspondence to:

Chair, Audit Committee c/o Secretary Safeguard Scientifics, Inc. 435 Devon Park Drive, Building 800 Wayne, PA 19087-1945

All such communications are sent to the Chair of the Audit Committee, and after consultation with the Chair of the Audit Committee, may be sent to the other members of the Audit Committee.

All other communications directed to the Board or any specified director(s) should be addressed in care of Safeguard’s Secretary at the address noted above. All communications are initially reviewed by our Secretary. The Chair of the Audit Committee is advised promptly of any communication that alleges misconduct on the part of Safeguard’s management or raises legal, ethical or compliance concerns about Safeguard’s policies or practices.

The Chair of the Audit Committee also receives updates on other communications received from shareholders that raise issues related to the affairs of Safeguard but which do not fall into the two prior categories. The Chair of the Audit Committee determines which of these communications he would like to see. Our Secretary maintains a log of all such communications which are available for review upon request of any member of the Board. Typically, we do not forward to our independent directors communications from our shareholders or other communications which are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, business plan or other business opportunity submissions, inquiries related to products or services provided by Safeguard’s companies, spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys or polls, business solicitations or advertisements, and any material that relates to improper or irrelevant topics or is unduly hostile, threatening, illegal or similarly unsuitable.

ELECTION OF DIRECTORS
Item 1 on Proxy Card
Directors are elected annually and serve a one-year term. There are eight nominees for election this year. Anthony Craig and Robert Ripp will not be standing for re-election at the annual meeting, and the Board expresses its sincere appreciation to each of them for their dedication and service to Safeguard. All of the nominees are currently serving as directors. Each nominee has consented to serve until the next annual meeting if elected. You will find a biography for each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the Board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate. The Board recommends a vote FOR each nominee. The eight nominees who receive the highest number of affirmative votes will be elected as directors.
Peter J. Boni, age 60, joined Safeguard as President and Chief Executive Officer and a member of the Board in August 2005. Mr. Boni also is currently non-executive Chairman of Intralinks, Inc. and a director of Clarient, Inc. Positions held include Operating Partner for Advent International, Inc., a global private equity firm with $10 billion under management (April 2004 to August 2005); Chairman and Chief Executive Officer of Surebridge, Inc., an applications outsourcer serving the mid-market (March 2002 to April 2004); Managing Principal of Vested Interest LLC, a management consulting firm (January 2001 to March 2002); and President and Chief Executive Officer of Prime Response, Inc., an enterprise applications software provider (February 1999 to January 2001).
Julie A. Dobson, age 49, has served on our Board since 2003. Ms. Dobson also is a director of PNM Resources Inc. and non-executive Chairperson of LCC International, Inc. Positions held include Chief Operating Officer (1998 until February 2002) of TeleCorp PCS, a wireless/mobile phone company that was acquired by AT&T Wireless in late 2001; President of Bell Atlantic’s New York/ New Jersey Metro Region mobile phone operations (1997 to 1998); and a number of executive positions during her 18-year career with Bell Atlantic, including sales, operations, and strategic planning and development in the CEO’s office.
Robert E. Keith, Jr., age 64, has served on our Board since 1996 and was appointed Chairman of the Board in October 2001, prior to which he served as Vice Chairman since February 1999. Mr. Keith also is a director of Internet Capital Group, Inc. and Millstream II Acquisition Corporation. Positions held include Managing Director of TL Ventures, a private equity fund, and its predecessor funds (1988 to present); senior adviser to, and co-founder of, EnerTech Capital Partners; member of the Office of the Chief Executive of Safeguard (April 2001 to October 2001); and President (1991 to December 2002) and Chief Executive Officer (February 1996 to December 2002), of Technology Leaders Management, Inc., a private equity capital management company.
Andrew E. Lietz, age 67, has served on our Board since 2003. Mr. Lietz also is a director of Amphenol Corporation, Omtool Corporation and DDi Corp. and a member of the Board of Trustees of the University System of New Hampshire. Positions held include Managing Director and Founder of Rye Capital Management, a private equity investment firm (2001 to present); Executive Chairman (late 2000 until mid 2002) of Clare Corporation, a designer and manufacturer of integrated circuits, solid-state relays and electronic switches, which was acquired by Ixys Corporation; President and Chief Executive Officer (1995 to 2000) of, and several other executive positions during his 16-year career with, Hadco Corporation, a global manufacturer of electronic interconnect products and services; and a variety of positions at IBM Corporation.
George MacKenzie, age 57, has served on our Board since 2003. Mr. MacKenzie also is a director of C&D Technologies, Inc., Central Vermont Public Service Corporation and Traffic.com, Inc. Positions held include interim Chief Executive Officer of American Water, a provider of water services in North America (January 2006 to present); interim Chief Executive Officer of C&D Technologies, Inc., a technology company that produces and markets systems for the conversion and storage of electrical power (March 2005 to July 2005); Executive Vice President and Chief Financial Officer of Glatfelter Co., a paper manufacturer (September 2001 to June 2002); Vice Chairman and Chief Financial Officer (1995 until his retirement in 2001) of, and several other executive positions during his 22-year career with, Hercules, Incorporated, a global chemical specialties manufacturer.

Jack L. Messman, age 66, has served on our Board since 1994. Mr. Messman also is a director of Novell, Inc., RadioShack Corporation and Timminco Limited. Positions held include Chairman of the Board and Chief Executive Officer of Novell, Inc., a leading provider of infrastructure software products focused around Linux and identity management (2001 to present); Chief Executive Officer and President of Cambridge Technology Partners (Massachusetts), Inc., an e-business systems integration company (August 1999 until its acquisition by Novell in July 2001); Chairman and Chief Executive Officer of Union Pacific Resources Group Inc., an independent oil and gas exploration and production company (April 1991 to August 1999); and Chairman and Chief Executive Officer of USPCI, Inc., Union Pacific’s environmental services company (May 1988 to April 1991).
John W. Poduska, Sr., Sc.D, age 68, has served on our Board since 1987. Dr. Poduska also is a director of Novell, Inc. and Anadarko Petroleum Corporation. Positions held include Chairman of Advanced Visual Systems, Inc., a provider of visualization software and solutions (January 1992 to December 2001); President and Chief Executive Officer of Stardent Computer, Inc, a computer manufacturer (December 1989 to December 1991); and Founder, Chairman and Chief Executive Officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. (December 1985 to December 1989).
John J. Roberts, age 61, has served on our Board since 2003. Mr. Roberts also is a director of Armstrong Holdings, Inc. and Vonage Holdings Corp. and a trustee of Pennsylvania Real Estate Investment Trust. Mr. Roberts is a C.P.A. Positions held include Global Managing Partner and a Member of the Leadership Team of PricewaterhouseCoopers LLP at the time of his retirement in June 2002, completing a 35-year career with the professional services firm during which he served in a variety of client service and operating positions.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
We have long believed that good corporate governance is important to ensure that Safeguard is managed for the long-term benefit of our shareholders and to maintain Safeguard’s integrity in the marketplace. Safeguard’s Corporate Governance Guidelines (attached as Appendix A), Code of Business Conduct and Ethics, and the charters for the Board’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee (attached as Appendices B, C and D) are available through the Corporate Governance link on Safeguard’s website at www.safeguard.com/investors and, upon a shareholder’s written request directed to our Secretary, in print. The Code of Business Conduct and Ethics is applicable to all employees of Safeguard, including each of Safeguard’s executive and financial officers, and the members of our Board. Safeguard intends to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to Safeguard’s directors or executive officers) in the Corporate Governance section of our website.
Board Independence. The Board has determined that each of the current directors standing for re-election, except Messrs. Boni and Keith, has no material relationship with Safeguard (either directly or through Safeguard’s relationship with an organization of which the director is a partner, shareholder or officer) and is independent within the meaning of Safeguard’s director independence standards, which reflect the New York Stock Exchange (“NYSE”) director independence standards as currently in effect. The attached Corporate Governance Guidelines address the director independence standards.
Board Compensation. During 2005, non-employee directors received the following compensation:
•	$35,000 annual retainer, or $50,000 in the case of the Chairman of the Board;

•	$5,000 annual retainer for chairing a committee;

•	$2,000 for each Board meeting attended; and

•	$1,500 for each committee meeting attended.
Safeguard does not provide retirement benefits to directors.
Effective January 2006, the annual retainer payable to the Chairs of the Audit Committee and Compensation Committee will be $10,000 and $7,500, respectively.
Each director who is not an employee of Safeguard receives an initial option grant to purchase 50,000 shares of Safeguard common stock upon initial election to the Board. As of 2005, each of these directors also receives an annual service option grant to purchase 25,000 shares. Directors’ options have an eight-year term. Initial option grants vest 25% each year starting on the first anniversary of the grant date. Annual service option grants vest 100% on the first anniversary of the grant date. The exercise price is equal to the fair market value of a share of our common stock on the grant date. In December 2005, each non-employee director received an annual service option grant to purchase 25,000 shares at an exercise price of $1.91 per share.

The following table provides information on compensation earned during 2005 by each non-employee director who served on our Board during 2005:

				Long-Term
	Annual Compensation			Compensation
	Annual	Committee		Securities
Name	Retainer	Chair Retainer	Meeting Fees	Underlying Options
Julie A. Dobson	$35,000	$2,133	$51,500	25,000
Robert E. Keith, Jr.	50,000	—	15,500	25,000
Andrew E. Lietz	35,000	5,000	38,000	25,000
George MacKenzie	35,000	5,000	32,000	25,000
Jack L. Messman	35,000	—	12,000	25,000
John W. Poduska, Sr.	35,000	2,867	26,000	25,000
Robert Ripp	35,000	—	19,000	25,000
John J. Roberts	35,000	—	45,500	25,000
The members of the Board also are eligible for reimbursement of travel expenses incurred in connection with attendance at Board and Committee meetings. These amounts are not included in the table above. Neither Mr. Boni nor Mr. Craig, Safeguard’s former Chief Executive Officer, receive any additional compensation for service on the Board or its committees.
Safeguard maintains a Group Deferred Stock Unit Program for Directors (“Directors’ DSU Program”) which allows each director, at his or her election, to receive deferred stock units in lieu of retainer and meeting fees paid to directors (“Directors’ Fees”). The deferral election applies to Directors’ Fees to be received for the following calendar year and remains in effect for each subsequent year unless the director elects otherwise at the end of the calendar year preceding the year in which the services are rendered. The number of deferred stock units awarded is determined by dividing the Directors’ Fees by the fair market value of Safeguard’s stock on the date on which the director would have otherwise received the Directors’ Fees. Each director also receives a number of matching share units, based on the same fair market value calculation, equal to 25% of the Directors’ Fees deferred. A director is always 100% vested in Directors’ Fees deferred; the matching share units vest 100% on the first anniversary of the date the matching share units are credited to the director’s account. Each deferred stock unit entitles the director to receive one share of Safeguard common stock on or about the first anniversary of the date upon which the director leaves the Safeguard Board. A director also may elect to receive the stock in annual installments over a period of up to five years after leaving the Board. Messrs. Keith and Roberts elected to defer payment of Directors’ Fees earned during 2005 in the amount of $65,500 and $17,500, respectively, and received matching share units with an aggregate value of $16,374 and $4,376, respectively.
Board Structure and Committee Composition. As of the date of this proxy statement, Safeguard’s Board has ten members and four standing committees. The Board held eight meetings in 2005, one of which was a joint meeting with the Nominating & Corporate Governance Committee and one of which was a joint meeting with the Nominating & Corporate Governance Committee and Compensation Committee. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees of which he or she was a member. Directors are invited, but not required, to attend annual meetings of Safeguard shareholders. Four directors attended the 2005 annual meeting of shareholders. In addition, under Safeguard’s Corporate Governance Guidelines and in accordance with NYSE listing standards, non-employee directors have an opportunity to meet in executive session at each regularly scheduled Board meeting, outside of the presence of any management directors and any other members of Safeguard’s management who may otherwise be present, and during at least one session per year, only independent directors may be present. The Chair of the Nominating & Corporate Governance Committee presides at these sessions. The table below describes the membership of each of the standing committees during 2005 and the number of meetings held by each of these committees during 2005.

Nominating &
	Acquisition	Audit	Compensation	Corporate Governance
Number of Meetings held in 2005	1	12	10	8
Membership:
Peter J. Boni	✓
Anthony L. Craig	†
Julie A. Dobson		✓	Chair	†
Robert E. Keith, Jr.	Chair
Andrew E. Lietz		†	✓	Chair
George MacKenzie	†	Chair
Jack L. Messman	✓
John W. Poduska, Sr.	✓		†	✓
Robert Ripp	✓			✓
John J. Roberts		✓	✓

An † denotes former committee members. In July 2005, the Board rotated committee members and appointed a new Chair of the Compensation Committee. Dr. Poduska served as Chair of the Compensation Committee until July 2005. Mr. Boni replaced Mr. Craig as a member of the Acquisition Committee in August 2005.
Acquisition Committee. The Board has delegated to the Acquisition Committee the authority to approve, between regularly scheduled Board meetings, the following transactions:
•	follow-on transactions in existing companies and related companies involving amounts between $5 million and $20 million;

•	new transactions involving amounts between $10 million and $20 million; and

•	divestitures of existing companies involving amounts between $10 million and $20 million.
Audit Committee. The functions of the Audit Committee are described under the heading “Audit Committee Report.” The Audit Committee Charter is attached to this proxy statement as Appendix B and also is available through the Corporate Governance link on Safeguard’s website at www.safeguard.com/investors. The Board has determined that each current member of the committee meets the independence requirements established by SEC regulations, the NYSE listing standards and Safeguard’s Corporate Governance Guidelines. Messrs. MacKenzie and Roberts qualify and have been designated by the Board as “audit committee financial experts” within the meaning of the SEC regulations, and the Board has determined that each member of the committee has accounting and related financial management expertise within the meaning of the NYSE listing standards.
Compensation Committee. The functions of the Compensation Committee are described under the heading “Report of the Compensation Committee on Executive Compensation.” The committee operates under a written charter adopted by the Board which is attached to this proxy statement as Appendix C and also is available through the Corporate Governance link on Safeguard’s website at www.safeguard.com/investors. The Board has determined that each current member of the committee is independent within the meaning of the NYSE listing standards and Safeguard’s Corporate Governance Guidelines.

Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee is responsible for establishing criteria for the selection of directors, considering qualified Board candidates recommended by shareholders, and recommending to the Board the nominees for director, including nominees for director in connection with Safeguard’s annual meeting of shareholders. In addition, the committee conducts annual evaluations of the Board and its members and oversees the evaluations of each of the Board committees. The committee also is responsible for taking a leadership role in shaping Safeguard’s corporate governance policies, developing and recommending to the Board Safeguard’s Corporate Governance Guidelines and Safeguard’s Code of Business Conduct and Ethics, evaluating the performance of the chief executive officer and monitoring the process of succession planning for the chief executive officer and executive management. The committee operates under a written charter adopted by the Board which is attached to this proxy statement as Appendix D and also is available through the Corporate Governance link on Safeguard’s website at www.safeguard.com/investors. The Board has determined that each current member of the committee is independent within the meaning of the NYSE listing standards and Safeguard’s Corporate Governance Guidelines.
Other Matters. As required under the NYSE listing standards:
•	the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee each recently completed their respective annual performance evaluation; and

•	the non-management directors met at regularly scheduled executive sessions without management, including one session at which only independent directors were present.

RATIFICATION OF APPOINTMENT OF KPMG LLP
Item 2 on Proxy Card
The Audit Committee, composed entirely of independent, non-employee members of the Board, approved the reappointment of KPMG LLP (“KPMG”) as Safeguard’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and the Board has recommended that our shareholders ratify the appointment. If the shareholders do not ratify the appointment, the Audit Committee may reconsider its recommendation and may retain KPMG or another accounting firm without resubmitting the matter to shareholders. Even if the shareholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interest of Safeguard and its shareholders.
Services provided to Safeguard and its subsidiaries by KPMG in fiscal 2005 and fiscal 2004 are described below under “Independent Registered Public Accounting Firm—Audit Fees.” Representatives of KPMG are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Board recommends a vote FOR ratification of the appointment of KPMG as Safeguard’s independent registered public accounting firm. Ratification requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on the proposal.
Independent Registered Public Accounting Firm—Audit Fees
The following table presents fees for professional services rendered by KPMG for the audit of Safeguard’s consolidated financial statements for fiscal 2005 and fiscal 2004 and fees billed for audit-related services, tax services and all other services rendered by KPMG for fiscal 2005 and fiscal 2004. This table also includes fees billed to Safeguard’s consolidated subsidiaries for services rendered by KPMG.

	2005	2004
Audit Fees (1)	$2,055,374	$2,272,303
Audit-Related Fees (2)	32,200	93,990
Tax Fees (3)	255,825	282,548
All Other Fees	—	7,686

Total	$2,343,399	$2,656,527

(1)	Audit fees include the aggregate fees for professional services rendered in connection with the audit of the consolidated financial statements included in our Annual Report on Form 10-K, the review of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, comfort letters, consents and other services related to SEC and other regulatory filings, and KPMG’s assurance services provided in connection with the assessment and testing of internal controls over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act of 2002.

(2)	Audit-related fees include the aggregate fees billed by KPMG principally for audits of financial statements of certain employee benefit plans and officer expense review.

(3)	Tax fees include the aggregate fees billed by KPMG for tax consultation and tax compliance services.
The Audit Committee pre-approves each service to be performed by KPMG at its regularly scheduled meetings. For any service that may require pre-approval between regularly scheduled meetings, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve services not prohibited by law to be performed by Safeguard’s independent registered public accounting firm and associated fees up to a maximum for any one non-audit service of $100,000, and the Chair communicates such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements, the performance of Safeguard’s internal audit function, and the performance, qualifications and independence of Safeguard’s independent registered public accounting firm. The Audit Committee has the sole authority to retain, set compensation and retention terms for, terminate and oversee the relationship with Safeguard’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice, counsel and assistance from internal and external legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from Safeguard for such advice and assistance.
The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is reviewed annually by the Committee. A copy of the Audit Committee Charter is attached as Appendix B to this proxy statement and also is available through the Corporate Governance link on Safeguard’s website at www.safeguard.com/investors. As required by its charter, during 2005 the Audit Committee completed a self-evaluation of its performance and delivered a report to the Board of the results of that evaluation.
Safeguard’s management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of Safeguard’s consolidated financial statements in accordance with generally accepted accounting principles. Safeguard’s independent registered public accounting firm is responsible for auditing those financial statements and issuing opinions as to the conformity of Safeguard’s audited financial statements with accounting principles generally accepted in the United States, the effectiveness of Safeguard’s internal control over financial reporting and management’s assessment of the internal control over financial reporting.
During 2005, management completed the documentation, testing and evaluation of Safeguard’s system of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, KPMG and the internal auditor. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Safeguard’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Safeguard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC, as well as KPMG’s Reports of Independent Registered Public Accounting Firm (included in Safeguard’s Annual Report on Form 10-K). These reports related to the audit of the consolidated financial statements, the effectiveness of internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Safeguard’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2006.
Throughout the year, the Audit Committee regularly meets with management of Safeguard, Safeguard’s independent registered public accounting firm, and the internal auditor. The Audit Committee also regularly meets with these groups in closed sessions. In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee has reviewed Safeguard’s audited financial statements for fiscal 2005 and has met and held discussions with management and KPMG regarding the audited financial statements.

2.	The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statement on Auditing Standards, AU §380).

3.	The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG its independence.

4.	Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2005 for filing with the SEC.
Members of the Audit Committee:

George MacKenzie, Chair	Julie A. Dobson	John J. Roberts
The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Safeguard filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Safeguard specifically incorporates this Report by reference therein.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS,
DIRECTORS AND OFFICERS
The following table shows the amount of Safeguard common stock beneficially owned (unless otherwise indicated) as of March 31, 2006, by shareholders who have reported or are known by us to have beneficial ownership of more than five percent of our common stock, our directors, our executive officers named in the Summary Compensation Table in this proxy statement, and our directors and executive officers as a group. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of March 31, 2006 through Safeguard stock option exercises are included. On March 31, 2006, there were 120,140,136 shares of common stock outstanding and 4,359,628 options exercisable on or before May 30, 2006.
The column labeled “Other Stock-Based Holdings” represents deferred stock units that have been credited to each individual. Pursuant to the terms of Safeguard’s equity compensation plans, the deferred stock units, which may not be voted or transferred, are payable, on a one-for-one basis, in shares of Safeguard common stock following an individual’s termination of employment with Safeguard or service on the Safeguard Board.

			Shares
			Beneficially
	Outstanding	Options	Owned
	Shares	Exercisable	Assuming	Percent of	Other Stock-Based
	Beneficially	Within 60	Exercise of	Outstanding	Holdings
Name	Owned	Days	Options	Shares (1)	Vested	Unvested
FMR Corp. 82 Devonshire Street Boston, MA 02109 (2)	8,988,400	0	8,988,400	7.5%	—	—

Peter J. Boni	190,000	331,689	521,689	*	—	—
Anthony L. Craig	115,000	2,159,375	2,274,375	1.8%	561,148	43,852
Julie A. Dobson	40,500	35,000	75,500	*	—	—
Robert E. Keith, Jr.	153,366	171,000	324,366	*	82,407	11,391
Andrew E. Lietz	45,000	67,500	112,500	*	—	—
George MacKenzie	3,000	64,500	67,500	*	—	—
Jack L. Messman	37,000	96,000	133,000	*	20,654	—
John W. Poduska, Sr.	12,500	96,000	108,500	*	—	—
Robert Ripp	10,000	67,500	77,500	*	—	—
John J. Roberts	—	67,500	67,500	*	23,740	3,039
James A. Datin	53,000	165,844	218,844	*	—	—
Christopher J. Davis	317,852	432,917	750,769	*	206,252	48,748
John A. Loftus	15,500	442,303	457,803	*	—	—
Steven J. Feder	13,459	162,500	175,959	*	—	—

Executive officers and directors as a group (14 persons)	1,006,177	4,359,628	5,365,805	4.3%	894,201	107,030

(1)	Each director and named executive officer has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse) except 900 shares held by Mr. Keith’s spouse, as to which Mr. Keith disclaims beneficial ownership, and 3,125 shares held by Mr. Feder’s spouse. An * indicates ownership of less than 1% of the outstanding shares.

(2)	As reflected in the Schedule 13G filed by FMR Corp. on February 14, 2006, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of these shares as a result of acting as investment adviser to various investment companies. One such investment company, Fidelity Small Cap Stock Fund, holds the 8,988,400 shares reported in the above table. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has the sole power to dispose of the shares. Fidelity carries out voting of the shares under written guidelines established by the funds’ Board of Trustees.
As of March 31, 2006, the executive officers and directors of Safeguard owned less than 1% of the shares of common stock outstanding of Clarient, Inc., a publicly traded partner company of Safeguard. The executive officers and directors of Safeguard did not own shares of any other Safeguard subsidiary.
Stock Ownership Guidelines
Safeguard’s Board has established stock ownership guidelines, effective December 31, 2005, that are designed to closely align the long-term interests of our directors and executive officers with the long-term interests of our shareholders. The guidelines provide that each director and executive officer should attain an equity position in Safeguard’s stock equal to two times the annual cash board retainer for directors and two times annual base salary for executive officers. These guidelines should be achieved within five years and will be assessed annually. Shares counted toward these guidelines include:
•	shares beneficially owned by the director or executive officer (including shares held in Safeguard’s 401(k) plan);
•	vested shares of restricted stock;
•	vested deferred stock units that have been credited to the director or executive officer; and
•	shares underlying vested, in-the-money options.

The following Stock Performance Graph and Report of the Compensation Committee on Executive Compensation do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Safeguard filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Safeguard specifically incorporates the Stock Performance Graph or Report of the Compensation Committee on Executive Compensation by reference therein.
STOCK PERFORMANCE GRAPH
The following graph compares the cumulative total return on $100 invested in our common stock for the period from December 31, 2000 through December 31, 2005 with the cumulative total return on $100 invested for the same period in the Russell 2000 Index and the Dow Jones Wilshire 4500 Index. In light of the diverse nature of Safeguard’s business and based on our assessment of available published industry or line-of-business indices, we determined that no single industry or line-of-business index would provide a meaningful comparison to Safeguard. Further, we did not believe that we could readily identify an appropriate group of industry peer companies for this comparison. Accordingly, pursuant to SEC rules, we selected the Dow Jones Wilshire 4500 Index, a published market index in which the median market capitalization of the included companies is similar to our own. Safeguard’s common stock currently is included as a component of the Dow Jones Wilshire 4500 index.
•	Assumes reinvestment of dividends. We have not distributed cash dividends during this period.
•	Assumes an investment of $100 on December 31, 2000.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
The Compensation Committee is responsible for setting compensation for Safeguard’s Chief Executive Officer and other executive officers. The Compensation Committee also administers the long- and short-term compensation and performance-based incentive plans (which are cash and equity based) and reviews employment agreements and perquisites provided to executive officers and other benefit plans. The Compensation Committee also evaluates and recommends to the Nominating & Corporate Governance Committee the compensation for all non-employee directors of Safeguard for service on the Board and its committees. The specific duties and responsibilities of the Compensation Committee are set forth in its charter, which is attached to this proxy statement as Appendix C and also is available through the Corporate Governance link on Safeguard’s website at www.safeguard.com/investors.
Compensation Philosophy
Safeguard’s compensation philosophy is to align the compensation of senior management and other employees with the long-term interests of our shareholders. This philosophy helps us to:
•	attract and retain outstanding employees who can thrive in a competitive environment of continuous change and whose experience and skills can be leveraged across Safeguard’s partner companies;
•	motivate and reward employees to contribute to the success of our business; and
•	align employees with shareholder interests through the use of equity incentives.
In determining compensation for executive officers, the Compensation Committee believes that a significant portion of each officer’s total compensation should be “at-risk” and linked closely with Safeguard’s achievement of strategic and operating objectives, as well as the individual performance of each executive officer.
To accomplish this compensation philosophy, Safeguard has targeted base pay levels generally at or near the 50th percentile for executives having comparable duties and responsibilities at similar companies. Total compensation, including both annual cash incentives and long-term incentives, has been targeted to fall at or near the 75th percentile of these same companies assuming achievement of Safeguard’s business objectives.
We recognize that Safeguard’s business strategy, industry focus and diverse array of partner companies make comparisons to other companies difficult. We also recognize that we have sought to recruit executive officers and other employees from a wide range of backgrounds and industries. The companies utilized in establishing the benchmark comparisons for 2005 included a mix of holding companies, information technology companies, life sciences companies, capital providers and private equity funds. Based on the inherent challenge in matching companies, job positions and skill sets, and in recognition of the historical nature of the benchmarking data, we have looked to this data for general guidance rather than rigid adherence to specific percentages. For the same reasons, as well as the fact that the comparison group includes non-public companies, we have not historically used the same group for the stock performance graph included in Safeguard’s proxy statement. The Compensation Committee will continue to assess the appropriateness of the companies to be used for benchmark comparison in 2006 and future years.
During 2005, the Compensation Committee approved employment agreements with Messrs. Boni and Datin. The Compensation Committee carefully reviewed the terms of these employment agreements and determined that the amounts offered were appropriate under the circumstances, and for Mr. Boni, was designed, in part, to compensate him for benefits from his former employer that he forfeited by joining Safeguard. For a description of these employment agreements, see “Employment Contracts, Severance and Change-in-Control Arrangements” beginning on page 27 and for a discussion of Mr. Boni’s compensation, see “Compensation of the Chief Executive Officer” below.

Compensation Structure
The compensation of our executives consists of:
•	base pay;
•	annual, variable, at-risk cash incentives;
•	equity grants in the form of stock options, restricted stock grants and/or deferred stock units; and
•	participation in other benefit programs.
Base Pay. Base pay is established initially on the basis of several factors, including experience, individual achievements, the level of responsibility assumed at Safeguard, and the level of skills and experience that can be leveraged for our companies. In reviewing the appropriate level of Safeguard’s base pay for its executive officers, the Compensation Committee considers the benchmark comparisons, as described above, and advice on executive compensation from its independent compensation consultant.
Annual Cash Incentives. Annual cash incentives are intended to motivate executives to achieve and exceed annual financial and strategic objectives and individual performance objectives. The cash incentive amounts which can be earned are typically variable and 100% at-risk. During 2005, we generally measured Safeguard’s success based on achieving revenue and EBITDA targets for our partner companies. In addition, the Compensation Committee evaluated Safeguard’s qualitative performance, including overall corporate performance, strategic positioning, deployment of capital in acquisitions of new companies and/or funding growth or expansion plans of existing partner companies, and capital generation through asset sales or reductions in funding commitments.
The Compensation Committee sets target levels of executive cash incentives based on either a percentage of base salary or a fixed dollar amount and the executive’s ability to impact Safeguard’s performance. These target amounts have been included in agreements entered into by Safeguard with each of our executive officers, and may be reviewed for increases each year by the Compensation Committee. The Compensation Committee also establishes annual individual performance objectives for the Chief Executive Officer. With the assistance of the Chief Executive Officer, the Compensation Committee establishes annual individual performance objectives for the other executive officers. At the end of the year, the Compensation Committee reviews the level of achievement of the corporate performance objectives and the individual performance objectives of the Chief Executive Officer and other executive officers. Annual cash incentives are paid based on a percentage of target amounts and may exceed target amounts when, in the judgment of the Compensation Committee, performance levels are deemed to be superior.
Stock Options, Restricted Stock Awards and Deferred Stock Units. Our executive compensation programs include a significant equity component, in the form of stock options, restricted stock awards and deferred stock units. The Compensation Committee awards stock options, restricted stock and deferred stock units based on a number of factors, including:
•	the desire to align the executive’s compensation with the long-term interests of Safeguard’s shareholders;
•	the achievement of corporate performance objectives;
•	an individual’s contributions in providing strategic leadership and oversight for Safeguard and its partner companies;
•	the need to create retention incentives for key personnel;
•	the amount and term of unvested stock options, restricted stock awards and/or deferred stock units already held by each individual and the price of Safeguard’s common stock at the time that grants are considered; and
•	the significance of other long-term incentive and retention arrangements provided to recipients.

During 2005, the Compensation Committee approved the grant of options to the Chief Executive Officer, other executive officers and other employees using a market-based vesting model, in addition to traditional time-vesting options. The Compensation Committee believes the use of market-based vesting helps to align the long-term interests of Safeguard management and our shareholders. The market-based options granted in 2005 will vest incrementally based upon sustained improvement in Safeguard’s market capitalization, as set forth below, with pro rata vesting between the defined bands (tested as of the last day of each six-month period during the term of the option). The base market capitalization of $172,943,623 was calculated on the basis of the total outstanding shares of common stock, together with all options to acquire common stock as of August 16, 2005, multiplied by the average per share closing price for the twenty consecutive trading days immediately preceding the date of issuance of Safeguard’s press release announcing the appointment of Mr. Boni as Safeguard’s President and Chief Executive Officer.

	Achievement of Sustained	Per Share
Percentage Vesting	Improvement in Market Capitalization	Price Threshold
First 10%	$100 million incremental over base	$2.0359
Next 20%	additional $150 million incremental	$3.1548
Next 30%	additional $200 million incremental	$4.6466
Final 40%	additional $250 million incremental	$6.5114
The principal purpose of Safeguard’s long-term equity incentive programs is to attract, retain and motivate executives. Awards under the equity compensation plans encourage employees to contribute materially to Safeguard’s growth, thereby benefiting shareholders, and help to align the economic interests of employees with those of our shareholders. The use of market-based vesting stock options during 2005 further improves this alignment. The grants are intended by the Compensation Committee to be competitive with comparison data (as adjusted for the executive officer’s accomplishments and future potential). Since the stock options were granted with an exercise price equal to the market price of our common stock on the date of grant, the options will have value only if the market price increases after that date and, in the case of the market-based vesting options, only if the targeted improvement in market capitalization is achieved.
Compensation of the Chief Executive Officer
In March 2005, Anthony L. Craig, then President and Chief Executive Officer of Safeguard, notified the Board of his intention to retire. After a thorough, national search, the Board hired Peter J. Boni. Mr. Boni, who was serving as Operating Partner of Advent International, a leading global private equity firm, at the time he was approached by Safeguard, had significant retention incentives in place commensurate with his role at Advent. Accordingly, in determining appropriate compensation to recruit Mr. Boni, the Compensation Committee considered the value of the compensation that Mr. Boni would forfeit by leaving Advent, as well as competitive data on CEO compensation (including base salary, annual cash incentives and long-term incentives) among comparative companies. As a result of this review, the Compensation Committee agreed to provide Mr. Boni the following compensation pursuant to the terms of an employment agreement dated August 1, 2005: (1) annual base salary of $600,000; (2) a targeted incentive opportunity under Safeguard’s management incentive plan of $600,000 (with a guaranteed incentive for 2005 based on a pro rated amount of $226,849 which was paid in August 2005, 100% of which (net of taxes) was required to be used to purchase shares of Safeguard common stock in open market transactions); (3) a sign-on bonus of $250,000 (100% of which (net of taxes) was required to be used to purchase shares of Safeguard common stock in open market transactions); (4) 1,000,000 option shares, vesting 25% on the first anniversary and monthly thereafter over a three-year period; (5) 3,000,000 option shares, vesting upon attainment of market capitalization improvement, as described above; (6) reimbursement of relocation expenses; and (7) other benefits described in his employment contract. A significant proportion of Mr. Boni’s targeted compensation is performance-based, including stock options and annual incentive compensation.
In March 2005, Safeguard entered into a transition agreement with Mr. Craig which replaced his prior agreements. Pursuant to the transition agreement, Mr. Craig remained President and Chief Executive Officer at his then current compensation level until Mr. Boni, the successor Chief Executive Officer, joined Safeguard. Mr. Craig remains a director until the annual meeting. Safeguard paid Mr. Craig $75,000 per month for a six-month period thereafter for his services in assisting in the transition to Mr. Boni, and also continued his health, life and similar benefits coverage and provided him with other employee benefits made available to executive officers of Safeguard during that period.

In December 2005, the Compensation Committee accelerated the vesting of Mr. Craig’s stock options and deferred stock units that otherwise would have vested pursuant to the terms of his transition agreement, which stock options will remain exercisable until November 2008. At the completion of the transition period, Mr. Craig repaid Safeguard $75,000 in exchange for Safeguard’s equity membership in a country club. In addition, Safeguard will pay up to $20,000 per year towards the premium cost of Mr. Craig’s health insurance coverage up to age 65 (Mr. Craig was 60 years old at April 24, 2006).
Compensation of Other Executive Officers
During 2005, shortly after Mr. Boni’s commencement as Chief Executive Officer, the Board approved the employment of James A. Datin as Executive Vice President and Managing Director, Life Sciences and promoted John A. Loftus to Executive Vice President and Managing Director, Information Technology. Mr. Loftus had been Safeguard’s Chief Technology Officer. The Compensation Committee approved an employment contract with Mr. Datin, as described under the heading “Executive Compensation — Employment Contracts, Severance and Change-in-Control Arrangements” included elsewhere in this proxy statement. In connection with his promotion, the Compensation Committee approved an increase in Mr. Loftus’ base salary and variable cash incentive target under Safeguard’s management incentive plan. The Compensation Committee’s determination of the compensation provided to Messrs. Datin and Loftus was based, in part, on its assessment of comparison data, as described above, as well as the recommendations of the Chief Executive Officer regarding the compensation for executive officers reporting to him.
Base pay of all executive officers is reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. During 2005, the Compensation Committee reviewed and approved increases in the base pay of certain executive officers in connection with promotions and annual performance reviews.
As part of the Compensation Committee’s review of executive compensation during 2005, the Compensation Committee reviewed annual target incentives for certain executive officers. As a result of this review, the target amounts for certain existing executive officers were modified in 2005. As adjusted, the Compensation Committee believes that the total compensation of these executive officers is appropriate relative to the comparison data (as described above).
All of the executive officers have entered into agreements with Safeguard which provide for payments in the event of termination of employment without cause or following a change in control of Safeguard. These agreements are described under the heading “Executive Compensation — Employment Contracts, Severance and Change-in-Control Arrangements” included elsewhere in this proxy statement.
The Compensation Committee also awarded long-term equity incentives to certain existing and new executive officers in the form of options to purchase shares of our common stock pursuant to Safeguard’s shareholder-approved stock option plans, with an exercise price equal to the market price of our common stock on the grant date. As described above and as set forth under the heading “Executive Compensation – 2005 Stock Option Grants” included elsewhere in this proxy statement, most of the options granted in 2005 used a market-based vesting model, and the remainder of the options granted in 2005 vest 25% on the first anniversary of the grant date and monthly thereafter over a three-year period. The size of individual awards was generally intended to reflect the executive officer’s duties and responsibilities within Safeguard, his performance and contributions during the year and an evaluation of the comparison data described above.
In February 2006, the Compensation Committee evaluated the annual performance of Safeguard and the individual performance of the executive officers. In addition to its review of the quantitative achievement of the corporate objectives under Safeguard’s 2005 management incentive plan, the Compensation Committee considered the qualitative performance of Safeguard and management as part of the determination of incentive payments as well as the achievement of the individual objectives by each participant. The key accomplishments during 2005 that the Compensation Committee considered in its determination included the addition and promotion of key executive officers in August and September 2005, as well as new hires made to supplement Safeguard’s deal sourcing, marketing and support capabilities; the adoption by the newly-enhanced management team of strategic objectives, including repositioning Safeguard from an operating company to a holding company; the acquisition of Acsis, Inc. for approximately $26 million in December 2005; the sale of substantially all of Safeguard’s interests in eight private equity funds for approximately $24 million in cash and the buyers’ assumption of approximately $9 million of Safeguard’s unfunded capital commitments; the December 2005 sale by Laureate Pharma, Inc. of its Totowa, New Jersey operations for $16 million in cash; the support of Clarient, Inc.’s growth plans by purchasing $9 million of the $15 million of common stock offered by Clarient in a private placement financing, providing strategic, analytical and administrative support in July 2005 in connection with Clarient’s obtaining a five-year exclusive distribution agreement with Dako A/S, and providing essential project management support during the selection, negotiation, build-out and move-in phases of Clarient’s transition to a new integrated facility; and the support of the capital needs of Traffic.com (in advance of its initial public offering, which was completed in January 2006); Ventaira Pharmaceuticals and NexTone Communications, by providing an aggregate of $4.1 million in equity financing. Based on its review of 2005 corporate and individual achievements, the Compensation Committee approved the payment of 2005 cash incentives for each eligible executive officer in the amounts stated below:

		2005 Variable
Name of Officer	Position	Compensation
Christopher J. Davis	Executive Vice President and Chief Administrative & Financial Officer	$287,500
John A. Loftus	Executive Vice President and Managing Director, Information Technology	$195,000
Steven J. Feder	Senior Vice President and General Counsel	$142,500
Messrs. Boni and Datin each received on his respective hire date a guaranteed pro rata portion of his respective target incentive for 2005 based upon start date, 100% of which (net of taxes) was used by each of them to purchase Safeguard common stock in open market purchases.
IRS Limits on Deductibility of Compensation
The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive compensation exceeding $1,000,000 per person in any taxable year unless it is “performance based” within the meaning of Section 162(m). The portion of cash compensation paid to Mr. Craig for 2005 in excess of $1,000,000 was not “performance-based” compensation within the meaning of Section 162(m) and, therefore, was not deductible by Safeguard. We believe that providing an appropriate level of cash compensation and maintaining flexibility in determining compensation may be more important than preserving this tax deduction. Therefore, the Compensation Committee does not currently plan to take any action to qualify any of the cash incentive compensation plans under Section 162(m).
Conclusion
Consistent with our compensation philosophy, we believe that attracting and retaining talented and motivated management and employees is essential to creating long-term shareholder value. Offering a competitive, performance-based compensation program with a significant equity component helps to achieve these objectives by aligning the interests of executive officers with those of our shareholders. The Compensation Committee has reviewed the compensation of the Chief Executive Officer and the other executive officers for 2005, including base pay, annual cash incentives and long-term equity-based incentive compensation, and believes that Safeguard’s fiscal 2005 compensation program met the objectives of our compensation philosophy.
Members of the Compensation Committee:

Julie A. Dobson, Chair	Andrew E. Lietz	John J. Roberts
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee as of the date of this proxy statement is or has been an officer or employee of Safeguard or its subsidiaries.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table is a summary of compensation awarded, paid to or earned during the last three fiscal years by Safeguard’s current and former President and Chief Executive Officer and our four other most highly compensated executive officers at the end of 2005 (referred to as the “named executive officers”).

					Long-Term Compensation
		Annual Compensation			Awards
				Other		Securities
				Annual	Restricted	Underlying
				Compen-	Stock	Options/	All Other
		Salary	Bonus	sation	Awards	SARs	Compensation
Name and Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	(#)	($) (4)
Peter J. Boni (5)	2005	225,000	476,849	216,203	—	4,000,000	24,713
President and Chief Executive Officer

Anthony L. Craig (5)	2005	712,500	366,386	18,151	—	—	34,322
Former President and	2004	600,000	622,800	—	—	750,000	38,897
Chief Executive Officer	2003	600,000	535,680	—	1,307,500	—	39,511

James A. Datin (6)	2005	119,471	125,000	7,450	—	2,000,000	15,870
Executive Vice President and Managing Director, Life Sciences

Christopher J. Davis	2005	375,000	287,500	18,734	—	750,000	22,452
Executive Vice President	2004	337,083	284,625	—	—	250,000	23,907
and Chief Administrative &	2003	310,000	282,720	—	639,200	—	23,458
Financial Officer

John A. Loftus (6)	2005	257,292	195,000	20,505	—	1,500,000	18,025
Executive Vice President	2004	225,000	116,775	—	—	225,000	17,505
and Managing Director, Information Technology

Steven J. Feder (6)	2005	300,000	142,500	21,935	—	700,000	18,772
Senior Vice President and	2004	36,538	25,000	—	—	300,000	25
General Counsel

(1)	For Messrs. Boni and Datin, the amount reported represents their guaranteed sign-on bonus and pro rata portion of their respective target bonus under the 2005 management incentive plan based upon start date (100% of which, net of taxes, was used by each of them to purchase Safeguard common stock in orderly open market purchases in accordance with our insider trading procedures). For Messrs. Craig, Davis, Loftus and Feder, the amount reported represents payments made in March 2006 for bonuses earned under the 2005 management incentive plan.

(2)	For 2005, no named executive officer, other than Mr. Boni, received perquisites or other personal benefits in an amount greater than the SEC’s reporting threshold of the lesser of $50,000 or 10% of such named executive officer’s total annual salary and bonus. The amounts reported include car allowances, non-accountable expense allowances, and reimbursement for medical, vision or dental expenses not covered under our other benefit plans, and for Mr. Boni also includes $211,694 for reimbursement of relocation expenses (adjusted for taxes).

(3)	No restricted shares or deferred stock units were awarded to the named executive officers during 2005. At December 31, 2005, restricted shares and deferred stock units that remained unvested provided for 25% vesting on the first anniversary of the grant date and vesting in 36 equal monthly installments thereafter. At December 31, 2005, Mr. Davis held 3,121 unvested restricted shares with a value of $6,024 and 59,374 unvested deferred stock units with a value of $114,592. The value of the unvested restricted shares and deferred stock units is based on the closing price of $1.93 per share of Safeguard common stock on December 31, 2005. Vesting of the restricted shares and deferred stock units may be accelerated upon death, permanent disability, retirement, a change in control, or termination for any reason other than cause or resignation without good reason. Restricted shares and deferred stock units are entitled to dividends declared on our common stock, if any.

(4)	For 2005, all other compensation includes the following amounts:

	Deferred Compensation Plan or	Life Insurance	Group Life Insurance
Name	401(k) Matching Contribution	Premiums	Imputed Income
Peter J. Boni	$15,750	$7,627	$1,336
Anthony L. Craig	15,750	15,900	2,672
James A. Datin	14,007	1,733	130
Christopher J. Davis	15,750	5,805	897
John A. Loftus	14,280	3,496	249
Steven J. Feder	14,007	4,465	300
(5)	Mr. Craig resigned as President and Chief Executive Officer when Mr. Boni joined Safeguard in August 2005.
(6)	Mr. Datin joined Safeguard in September 2005; Mr. Loftus became an executive officer of Safeguard in February 2004; Mr. Feder joined Safeguard in November 2004.

2005 Stock Option Grants
The following table shows stock option grants during 2005 to the named executive officers. We have not granted any stock appreciation rights to the named executive officers.

	Individual Grants
		Percent of
		Total			Potential Realizable
	Number of	Options/			Value at Assumed
	Securities	SARs			Annual Rates of Stock
	Underlying	Granted to			Price Appreciation for
	Option/SARs	Employees	Exercise or		Option Term (1)
	Granted	In Fiscal	Base Price	Expiration	5%	10%
Name	(#) (2)	Year	($/Sh) (3)	Date	($)	($)
Peter J. Boni	4,000,000	37.3%	1.275	08/16/2013	2,435,023	5,832,303
Anthony L. Craig	—	—	—	—	—	—
James A. Datin	2,000,000	18.7%	1.560	09/07/2013	1,489,661	3,567,997
Christopher J. Davis	200,000	1.9%	1.380	10/25/2013	131,778	315,631
	550,000	5.1%	1.910	12/16/2013	501,567	1,201,340
John A. Loftus	1,500,000	14.0%	1.555	09/13/2013	1,113,665	2,667,421
Steven J. Feder	700,000	6.5%	1.380	10/25/2013	461,222	1,104,707

(1)	These values assume that the shares appreciate from the exercise price on the grant date at the compounded annual rate shown from the grant date until the end of the option term. These values are not estimates of future stock price growth of Safeguard. Executives will not benefit unless the Safeguard stock price increases above the option exercise price or, in the case of the market-based vesting grants, above the target stock prices at which vesting occurs.

(2)	Options have an eight-year term and vest as follows: 1,000,000 options awarded to Mr. Boni, 500,000 options awarded to Mr. Datin, 125,000 options awarded to Mr. Davis and 200,000 options awarded to Mr. Feder vest 25% on the first anniversary of the grant and in 36 equal monthly installments thereafter; the remaining options in the above table vest only upon the achievement of sustained improvement in Safeguard’s market capitalization above the base market capitalization of $172,943,623, with vesting occurring based on the average daily closing price of Safeguard common stock on the NYSE for any 20 consecutive trading days preceding a vesting date as follows: 10% at $2.0359; an additional 20% at $3.1548; an additional 30% at $4.6466; and the remaining 40% at $6.5114. Pro rata vesting between the defined target stock prices also will be tested as of the last day of each six-month period during the term of the option. Upon death, disability or retirement on or after an individual’s 65th birthday, the time-vested options will become fully vested on the date of the event. Options granted to each of the named executive officers that are subject to market-based vesting and the time-vested options granted to Messrs. Davis and Feder also will become fully vested upon a change in control or termination of employment in connection with such change in control as set forth in individual agreements between each named executive officer and Safeguard. The option exercise price may be paid in cash, by delivery of previously acquired shares, subject to certain conditions, or same-day sales (that is, a cashless exercise through a broker). The Compensation Committee may modify certain terms of outstanding options, including acceleration of the exercise date.

(3)	All options have an exercise price equal to the fair market value of the shares subject to each option on the grant date.

2005 Year-End Stock Option Values
The following table shows the information concerning stock options held by the named executive officers as of December 31, 2005. There were no options exercised by the named executive officers during 2005.

	Number of Securities Underlying		Value of Unexercised
	Unexercised Options/SARs		In-The-Money Options/SARs
	at Fiscal Year-End (#)		at Fiscal Year-End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter J. Boni	0	4,000,000	0	2,620,000
Anthony L. Craig	2,159,375	390,625	204,000	0
James A. Datin	0	2,000,000	0	740,000
Christopher J. Davis	330,833	959,167	73,666	135,734
John A. Loftus	224,375	1,740,625	4,594	564,031
Steven J. Feder	81,250	918,750	12,188	417,813

(1)	The value is calculated using the difference between the option exercise price and the year-end stock price of $1.93 per share, multiplied by the number of shares subject to an option.
Employment Contracts, Severance and Change-in-Control Arrangements
Employment Contracts. None of Safeguard’s executive officers have employment agreements that provide for employment for a specified length of time. Safeguard’s executive officers are eligible for the benefits made available to other Safeguard employees from time to time, including our health, dental and vision plans, short- and long-term disability coverage, term life insurance, accidental death and dismemberment coverage, business travel accident insurance, and our 401(k) plan and non-qualified deferred compensation plan. Executive officers also receive a $10,000 annual car allowance, an $8,000 non-accountable annual expense allowance, universal life insurance coverage ranging from $750,000 to $1,000,000, and up to $5,000 reimbursement annually for medical, vision or dental expenses not covered under our other benefit plans.
Peter J. Boni. Mr. Boni joined Safeguard in August 2005. His employment agreement provides for an initial annual salary of $600,000; a variable target incentive of $600,000 based on achievement of annual management incentive plan objectives starting in 2006; a $250,000 sign-on bonus and guaranteed pro rata portion of his 2005 target incentive ($226,849), both of which were paid in August 2005 (100% of which, net of taxes, was used by Mr. Boni to purchased Safeguard common stock in orderly open market purchases in accordance with our insider trading procedures); and reimbursement of reasonable and customary relocation expenses and temporary housing up to an aggregate amount of $200,000, or such additional reasonable and customary amounts as may be approved by the Compensation Committee. Safeguard also granted Mr. Boni options to purchase 4,000,000 shares of Safeguard stock at an exercise price of $1.275 per share with an eight-year term, of which 250,000 shares will vest on August 16, 2006, 750,000 shares will vest in 36 equal monthly installments thereafter and the remaining 3,000,000 shares will vest incrementally based upon the achievement of sustained improvement in Safeguard’s market capitalization as described in footnote 2 under the heading “Executive Compensation – 2005 Stock Option Grants” included elsewhere in this proxy statement.
James A. Datin. Mr. Datin joined Safeguard in September 2005. His employment agreement provides for an initial annual salary of $375,000; a variable target incentive of $375,000 based on achievement of annual management incentive plan objectives starting in 2006; a guaranteed pro rata portion of his 2005 target incentive ($125,000), which was paid in September 2005 (100% of which, net of taxes, was used by Mr. Datin to purchase Safeguard common stock in orderly open market purchases in accordance with our insider trading procedures); and reimbursement of reasonable and customary relocation expenses up to an aggregate amount of $100,000 if Mr. Datin relocates within 24 months. Safeguard also granted Mr. Datin options to purchase 2,000,000 shares of Safeguard stock at an exercise price of $1.56 per share with an eight-year term, of which 125,000 shares will vest on September 7, 2006, 375,000 shares will vest in 36 equal monthly installments thereafter and the remaining 1,500,000 shares will vest incrementally based upon the achievement of sustained improvement in Safeguard’s market capitalization as described in footnote 2 under the heading “Executive Compensation – 2005 Stock Option Grants” included elsewhere in this proxy statement.
Anthony L. Craig. In April 2005, Safeguard entered into a transition agreement with Mr. Craig. Pursuant to the transition agreement, Mr. Craig resigned as President and Chief Executive Officer in August 2005 when Mr. Boni joined Safeguard. For a six-month transition period following his resignation, Safeguard paid Mr. Craig $75,000 per month for his services, continued his health, life and similar benefits coverage, and provided him with other employee benefits made available to executive officers of Safeguard. In December 2005, Safeguard accelerated the vesting of Mr. Craig’s stock options and deferred stock units that otherwise would have vested pursuant to the terms of his transition agreement, which stock options will remain exercisable until November 2008. At the completion of the transition period, Mr. Craig repaid Safeguard $75,000 in exchange for Safeguard’s equity membership in the country club Mr. Craig used during his tenure at Safeguard. Safeguard will continue to pay up to $20,000 per year towards the premium cost of Mr. Craig’s health insurance coverage up to age 65.
Severance and Change in Control. Messrs. Boni, Datin, Davis, Loftus and Feder each have agreements with Safeguard that provide certain benefits upon involuntary termination of employment without cause or termination of employment for good reason (as defined in the agreements) as follows:
•	Messrs. Boni and Datin:
o	a payment equal to 12 months of the executive’s then current base salary and the greater of the executive’s target bonus (not less than 100% of current base salary) for the year of termination or the average of the executive’s actual bonuses for the last three completed fiscal years; and
o	all vested stock options will remain exercisable for 12 months;
•	Mr. Davis:
o	a payment equal to his prorated bonus for the year of termination, two times his then current base salary of at least $375,000 and two times his annual target bonus of at least $325,000 for the year of termination; and
o	all time-vested stock options will fully vest and remain exercisable for 36 months, vested market-based stock options will remain exercisable for 12 months, restricted stock grants made prior to October 2002 will vest, and the Board, in its discretion, may accelerate vesting of restricted stock grants or deferred stock units awarded after October 2002;
•	Mr. Loftus:
o	a payment equal to his prorated bonus for the year of termination and 1.5 times his then current base salary of at least $275,000 (effective as of September 2005); and
o	all time-vested stock options will fully vest and remain exercisable for 36 months and vested market-based stock options will remain exercisable for 12 months;
•	Mr. Feder:
o	a payment equal to his prorated bonus for the year of termination and one to 1.5 times his then current base salary of at least $325,000 (effective as of January 2006), depending upon the timing of the termination; and
o	all time-vested stock options will fully vest and remain exercisable for 36 months and vested market-based stock options will remain exercisable for 12 months.
Each executive’s agreement also provides certain benefits if the executive’s employment is terminated within six months before or 12 months following a change in control (Messrs. Boni and Datin) or within 18 months following a change in control (Messrs. Davis, Loftus and Feder) as follows:

•	Messrs. Boni and Datin:
o	a payment equal to a multiple of the executive’s then current base salary and a multiple of the greater of the executive’s target bonus (not less than 100% of current base salary) for the year of termination or the average of the executive’s actual bonuses for the last three completed fiscal years (the multiple is three times for Mr. Boni and two times for Mr. Datin);
o	all stock options will fully vest and will remain exercisable for a term equal to the severance payment period;
•	Mr. Davis:
o	a payment equal to his prorated bonus for the year of termination, two times his then current base salary of at least $375,000 and two times his annual target bonus of at least $325,000 for the year of termination; and
o	all time-vested stock options will fully vest and remain exercisable for 36 months, all market-based stock options will fully vest and remain exercisable for 24 months, restricted stock grants made prior to October 2002 will vest, and the Board, in its discretion, may accelerate vesting of restricted stock grants or deferred stock units awarded after October 2002;
•	Messrs. Loftus and Feder:
o	a payment equal to the executive’s prorated bonus for the year of termination and 1.5 times his then current base salary of at least $275,000 for Mr. Loftus and $325,000 for Mr. Feder; and
o	all time-vested stock options will fully vest and remain exercisable for 36 months and all market-based stock options will vest and remain exercisable for 24 months.
Upon the occurrence of any of the above events, each of the executives also is entitled to coverage under our medical, health and life insurance plans for a designated period. Messrs. Boni and Datin each are entitled to the number of months of coverage for which they receive severance payments; Mr. Davis is entitled to 24 months’ coverage; and Messrs. Loftus and Feder each are entitled to 12 months’ coverage. Messrs. Davis, Loftus and Feder each also are entitled to up to $20,000 each for outplacement services or office space.
Relationships and Related Transactions with Management and Others
As part of our business, we participate in the management of private equity funds. Robert E. Keith, Jr., Chairman of our Board, is the President and Chief Executive Officer of TL Ventures, the management company for TL Ventures III, TL Ventures IV, and TL Ventures V, and the Chairman of the management companies for EnerTech Capital Partners and EnerTech Capital Partners II. Mr. Keith and Safeguard have partnership interests in the TL Ventures and EnerTech Capital Partners funds, and they participate in the profits of these private equity funds. TL Ventures receives management fees from the TL Ventures funds and indirectly from EnerTech. During 2005, Safeguard paid to TL Ventures management fees of approximately $0.8 million in respect of Safeguard’s capital contribution to the various funds managed by TL Ventures. In December 2005, Safeguard sold substantially all of its interests in the eight TL Ventures and EnerTech Capital Partners funds for approximately $24 million in cash with the buyers also assuming approximately $9 million of Safeguard’s remaining unfunded capital commitments to these funds. The funds did not receive any of the proceeds received by Safeguard, other than reimbursement of customary transaction expenses.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The SEC rules require that we disclose late filings of reports of stock ownership by our directors, executive officers and greater than 10% holders of our common stock. During 2005, there were no holders of greater than 10% of our common stock. Based solely on our review of the copies of reports we have received and upon written representations from the reporting persons that no Form 5 reports were required to be filed by those persons, Safeguard believes there were no late filings by our directors and executive officers during 2005.

OTHER MATTERS
Expenses of Solicitation
Safeguard will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to our shareholders. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation.
Procedures for Submitting Shareholder Proposals
Proposals for Inclusion in the Proxy Statement. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in Safeguard’s proxy statement for consideration at our next annual meeting of shareholders by submitting the proposals to Safeguard in a timely manner. To be included in our proxy statement for the 2007 annual meeting, shareholder proposals must be received by Safeguard no later than December 25, 2006. Such proposals should be sent to:
Safeguard Scientifics, Inc.
Attention: Secretary
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
Proposals not included in the Proxy Statement. Our bylaws provide that only proposals included in the notice of the meeting may be considered at the annual meeting.
Additional Information
Safeguard’s annual report to shareholders for the year ended December 31, 2005, including consolidated financial statements and the related notes thereto and other information with respect to Safeguard and its companies, is being mailed, together with this proxy statement, on or about April 24, 2006 to shareholders of record as of the close of business on March 31, 2006.
General
The Internet website addresses included in this proxy statement are provided for the convenience of our shareholders. The information contained therein or connected thereto are not intended to be incorporated into this proxy statement.
Safeguard is not aware of any other business to be presented at the annual meeting. If matters other than those described in this proxy statement should properly arise at the annual meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS
Deirdre Blackburn
Secretary
April 24, 2006

APPENDICES
Appendix A – Corporate Governance Guidelines
Appendix B – Audit Committee Charter
Appendix C – Compensation Committee Charter
Appendix D – Nominating & Corporate Governance Committee Charter

APPENDIX A
SAFEGUARD SCIENTIFICS, INC.
CORPORATE GOVERNANCE GUIDELINES
The business of Safeguard Scientifics, Inc. (the “Company”) is conducted by its employees, managers and officers, under the direction of the chief executive officer (the “CEO”) and the oversight of the Company’s Board of Directors (the “Board”), to enhance the long-term economic value of the Company for its shareholders. The Board is elected by the shareholders to oversee management and to represent the interests of the Company’s shareholders in maintaining and enhancing the success of the Company’s business, including optimizing long-term returns to increase shareholder value. In addition, the Board considers the interests of its other interested parties, including its employees, creditors, business partners, recruits, customers, suppliers, communities, government officials and the public at large. The Board has adopted these Corporate Governance Guidelines, as well as committee charters, to provide a framework for the functioning of the Board and Board committees.
I.	Board Duties and Responsibilities
A.	Oversight

To accomplish its mission to maximize long-term shareholder value, the Board must:
1.	ensure that processes are in place for maintaining the integrity of the Company and for ensuring that the Company operates in a legal, ethical and socially responsible manner;

2.	select and evaluate the CEO; oversee and interact with the CEO with respect to key aspects of the Company’s business, including strategic planning, management development and succession, operating performance and shareholder returns; and work with the CEO to develop effective measurement systems that facilitate an evaluation of the Company’s degree of success in creating long-term economic value for its shareholders;

3.	review, approve and monitor fundamental financial and business strategies and major corporate actions;

4.	oversee the Company’s capital structure and financial policies and practices;

5.	assess major risks facing the Company and review options for their mitigation; and

6.	provide counsel and oversight on the selection, evaluation, development and compensation of executive officers and provide candid feedback on their successes and failures.
B.	Corporate Governance

The Board will review and, if it deems appropriate, approve changes to these Corporate Governance Guidelines that have been recommended to the Board by the Nominating & Corporate Governance Committee.

C.	Committee Charters

The Board will review and, if it deems appropriate, approve changes to the Company’s Acquisition, Audit, Compensation and Nominating & Corporate Governance Committee charters, including such changes as have been recommended to the Board by such committees. The chairperson of each committee shall consult with the Nominating & Corporate Governance Committee in coordinating the work assignments of the various committees.

D.	Evaluation and Education

The Board shall oversee the Nominating & Corporate Governance Committee’s initiatives for the evaluation and education of the full Board, the committees of the Board and individual Board members. The chairperson of the Nominating & Corporate Governance Committee and senior management are responsible for the orientation process for new directors to become familiar with the Company’s business, strategy and policies through a review of background materials and meetings with senior management. Additionally, all directors are encouraged to periodically participate in continuing educational opportunities designed to improve their ability to perform their duties.

E.	Company Visitation

Each non-employee director is encouraged to visit the Company and its subsidiaries from time to time to familiarize himself/herself with the business of the Company and its subsidiaries. These visits should be pre-arranged with the CEO, and directors are encouraged to report to the full Board at the next Board meeting after any such visit their observations from such visits.

F.	Assessing Board and Committee Performance

The Board will conduct an annual self-evaluation of the Board’s performance and an evaluation of each of the Board committees’ performance to determine whether the Board and its committees are functioning effectively. The Board’s evaluation of the committees will be based, in part, on the self-evaluations conducted by each of the committees.

G.	Assessing CEO Performance

The Board believes that the CEO’s performance should be evaluated annually. The Board has delegated to the Nominating & Corporate Governance Committee the responsibility to conduct an annual evaluation of the CEO’s performance. The Board has delegated to the Compensation Committee the responsibility to review and approve compensatory plans and pay levels for the CEO. However, in performing its duties, the Compensation Committee is expected to consult with, and solicit the views of, the other members of the Board concerning the compensation of the CEO prior to approving compensation arrangements with the CEO.

H.	Succession Planning

The Board shall oversee the Nominating & Corporate Governance Committee’s initiatives for succession planning. To assist the Board, the CEO periodically shall provide the Nominating & Corporate Governance Committee with an assessment of the executive officers and their potential as a successor. The CEO also will periodically provide the Nominating & Corporate Governance Committee with an assessment of persons considered to be potential successors to other executive officer positions and a review of any development plans recommended for such potential successors. The results of these assessments will be reported to and discussed with the Board.

I.	Business Conduct and Ethics

In order to maintain the integrity of the Company and to ensure that the Company operates in a legal, ethical and socially responsible manner, the Board believes that the Company should maintain an appropriate Code of Business Conduct and Ethics regarding, among other things: (i) conflicts of interest; (ii) corporate opportunities; (iii) confidentiality; (iv) fair dealing; (v) protection and proper use of Company assets; (vi) compliance with laws, rules and regulations; (vii) encouraging the reporting of any illegal or unethical behavior; and (viii) such other matters as the Board deems appropriate.

II.	Board of Directors Composition and Structure
A.	Size of Board.

The Nominating & Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size of the Board. The Board shall periodically review its size to consider the size that is appropriate for its effective operation. In general, the Board believes that its appropriate size should range from eight to eleven members, recognizing that retirements, resignations and recruiting delays may result, periodically, in the Board consisting, for some transitional period, of a slightly greater or lesser number of directors than the Board may have targeted.

B.	Mix of Directors; “Independent” Directors

A majority of the Board will be “independent,” within the meaning of the New York Stock Exchange’s corporate governance rules. Moreover, no director will be independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).
1.	Categorical Standards. The Board has established the following standards to assist it in determining director independence: A director will not be deemed independent if: (a) within the previous three years or currently, (i) the director has been employed by the Company (other than employment as an interim Chairman, CEO or other executive officer); (ii) someone in the director’s immediate family has been employed as an executive officer of the Company; or (iii) the director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of the Company’s present executive officers; (b) (i) the director or someone in the director’s immediate family is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of the firm, or someone in the director’s immediate family is a current employee of the firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iii) the director or someone in the director’s immediate family is a former partner or employee of such a firm and personally worked on the Company’s audit within the last three years; (c) the director received, or someone in the director’s immediate family received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), compensation received by a director for former service as an interim Chairman or CEO or other executive officer and, in the case of an immediate family member, other than compensation for service as an employee of the Company (other than an executive officer). The following commercial or charitable relationships will not be considered material relationships: (a) if the director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent, whichever is greater, of the other company’s consolidated gross revenues; or (b) if the director is a current executive officer of a charitable organization, and the Company made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that does not exceed $1 million or two percent, whichever is greater, of the charitable organization’s consolidated gross revenues. For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the New York Stock Exchange’s corporate governance rules.

2.	Board Determinations. For relationships not addressed by the guidelines in subsection 1 above, the determination of whether the director is independent or not shall be made by the Board, subject to applicable New York Stock Exchange rules or legal requirements.

3.	Audit Committee Independence Requirements. Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any Company subsidiary. For the purpose of this paragraph, compensatory fees do not include fees for service on the Board or a Board committee, or the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service). In addition, Audit Committee members may not be affiliated persons of the Company or any Company subsidiary.

4.	Selection of Directors. In connection with its proxy solicitation relating to the Company’s annual shareholders’ meeting, the Board shall recommend a slate of nominees for election by shareholders. In addition, the Board fills vacancies on the Board when necessary or appropriate. The Board’s recommendations or determinations are based on the recommendations of, and information supplied by, the Nominating & Corporate Governance Committee as to the suitability of each individual and, where applicable, the slate as a whole to serve as directors, taking into account the criteria described below and other factors, including the requirements for Board committee membership. In recommending nominees, the Board will consider nominees recommended by shareholders, provided that such shareholder submits the following information to the company’s Secretary at least 120 days before the one-year anniversary of the date of mailing of Company’s proxy materials for the prior year’s annual meeting of shareholders: (1) the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the nominating stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of the Company’s common stock that the nominating shareholder owns and the length of time the shares have been owned.
C.	Board Membership Criteria

The Nominating & Corporate Governance Committee is responsible for making recommendations to the Board, on an annual basis, concerning the appropriate size, function, and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of the Company’s business. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and have the willingness and ability to devote sufficient time to fulfill his or her responsibilities to the Company and its shareholders. The Committee will evaluate the skills and experience necessary in a director nominee in the context of the needs of the board as a whole and the staffing needs of each of its committees, with the objective of recommending a group that through its diversity of experience can provide relevant advice and counsel to management and best perpetuate the success of the Company’s business and represent shareholder interests.

D.	Leadership

The Board notes that all directors are elected by the shareholders and, therefore, have an equal voice. The Chairperson of the Board or the Board as a whole may call upon any one or more directors to provide leadership in a given situation. The Board understands that leadership in certain subject areas falls to the committee chairpersons responsible for the subject matter giving rise to the need, and that the chairpersons function as the committee liaisons to the Chairperson of the Board and the rest of the Board. In circumstances in which the independent directors meet without the Chairperson of the Board, the chairperson of the Nominating & Corporate Governance Committee will be designated to: (i) coordinate the activities of the independent directors; (ii) provide input with respect to agenda items; and (iii) consult with the other chairpersons of the Board committees with respect to matters within the jurisdiction of their respective committees.

E.	Retirement

No person will be nominated by the Board to serve as a director after he or she has passed his or her 75th birthday unless the Nominating & Corporate Governance Committee has waived the mandatory retirement age of such person as a director.

F.	Resignation

A non-management director who changes the primary job responsibilities related to his or her principal employment that the director held at the time of his or her most recent election to the Board will promptly notify the Board of such change. The Board will, in its sole discretion, determine whether such change in responsibilities will impair the director’s ability to effectively serve on the Board, and based upon such determination, may request such director to offer a letter of resignation from the Board, which such director will promptly offer to the Board upon such request. Upon a management director’s resignation, removal, or retirement as an officer of the Company, the Board will promptly be notified. The Board will, in its sole discretion, determine whether or not to request such management director to offer a letter of resignation from the Board and if requested, such management director shall promptly offer such letter to the Board.

G.	Additional Directorships

Directors are encouraged to limit the number of other boards of directors (excluding non-profit and non-public boards of directors) on which they serve, taking into account potential meeting attendance, participation and other commitments with respect to these other boards of directors. It is generally advisable to limit outside directorships to no more than four. The Nominating & Corporate Governance Committee and the full Board will take into account the nature of and the time involved in a director’s service on other boards of directors in evaluating the suitability of individual director candidates. Prior to accepting any invitation to serve on another public company board of directors, a director must provide notice to the Chairperson of the Nominating & Corporate Governance Committee.

H.	Compensation of Non-Employee Directors

The Compensation Committee periodically reviews, considers and recommends to the Board for approval the total compensation program for all non-employee directors of the Company for service on the Board and its committees. The Board should make changes in non-employee director compensation practices only upon the recommendation of the Compensation Committee after discussion and concurrence by a majority of independent directors of the Board. Both the Board and the Compensation Committee should be guided by the following principles: compensation should align directors’ interests with the long-term interests of shareholders while not calling into question their objectivity and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

III.	Board Meetings and Procedures
A.	Number of Meetings; Attendance

The Board holds a minimum of four regularly scheduled meetings per year. Directors are expected to attend all regularly scheduled meetings. As attendance in person is always preferred, directors are expected to be physically present at all regularly scheduled meetings, and a director who is unable to attend a meeting is expected to notify the Chairperson in advance of such meeting. However, attendance at meetings via conference telephone, videoconference, or similar communication equipment is acceptable.

B.	Agenda; Distribution of Materials

The agenda for each meeting of the Board will be prepared by the CEO following consultation with the Chairperson and other members of the Board. Any director may request the addition of specific agenda items. Such requests will be discussed in a timely manner with the Chairperson of the Board prior to preparation and dissemination of the agenda to directors. The Chairperson of the Board, the CEO and the Chairperson of the Nominating & Corporate Governance Committee will annually provide a “Master Agenda” that sets forth a general list of items to be considered at each of the Board’s regularly scheduled meetings during the year. Thereafter, the Chairperson of the Board and CEO will adjust the agenda for each specific meeting, if necessary, to include the special items that had not been contemplated during the initial preparation of the Master Agenda. The Master Agenda will be provided to the entire Board. Information relevant to the Board’s understanding of matters to be discussed at an upcoming meeting will be distributed in writing or electronically to all members sufficiently in advance of any meeting to allow for thoughtful review. Each director is expected to review the materials distributed in advance of the meeting. Under certain circumstances, written materials may be unavailable to directors in advance of the meeting. On those occasions in which the information regarding a matter to be considered at a Board meeting is too sensitive to provide in writing, the Chairperson may elect to contact (either directly or through his or her designee) each director by telephone in advance of the meeting to discuss the subject and the principal issues the Board will need to consider.

C.	Access to Senior Management

The Board believes that attendance of senior management and, under certain circumstances, other Company personnel can augment the meeting process by providing certain expertise and insight into matters being discussed. Accordingly, the Board may invite such senior management and other Company personnel to attend Board meetings or portions thereof. Directors have complete and open access to the senior management and information concerning the Company’s business activities and performance. Such access will be subject to the Company’s policies regarding confidential information.

D.	Access to Independent Advisors

The Board and its committees have the authority, in their discretion, to retain independent financial, legal, compensation or other advisors, and the Company will provide appropriate funding, as determined by the Board or any committee, to compensate those independent advisors.

E.	Executive Sessions of Non-Employee Directors

The non-employee directors of the Board will meet in executive session at each regularly scheduled Board meeting, or as they otherwise may determine necessary or appropriate, outside of the presence of any management directors and any other members of the Company’s management who may otherwise be present, to: (i) evaluate the CEO, (ii) review management succession planning, and (iii) consider such other matters as they may deem appropriate. During at least one session per year, only independent directors may be present. The chairperson of the Nominating & Corporate Governance Committee will preside at the executive sessions. Following each executive session, the results of the deliberations and any recommendations should be communicated to the full Board.

F.	Attendance at Annual Meeting

Each director is expected to attend the Company’s annual meeting of shareholders.

G.	Confidentiality

The Board believes that maintaining confidentiality of information and deliberations is imperative and an essential component of each director’s fiduciary duty.
IV.	COMMITTEES
A.	General
1.	Except where Board committees have sole authority to act as required by applicable law or a listing standard, it is the general policy of the Company that major decisions be considered by the Board as a whole. As a consequence, the Board has determined to constitute only those committees that it believes are critical to the efficient operation of the Board or are required by applicable law or a listing standard. The Board currently has the following four standing Committees: the Audit Committee, the Compensation Committee, the Nominating & Corporate Governance Committee and the Acquisition Committee. The Board has the authority to establish such other committees, temporary or permanent, as the Board deems advisable. The Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee will each consist of three or more directors, each of whom will satisfy the independence requirements set forth herein and any additional requirements set forth in their respective charters and any other applicable listing or regulatory requirements. The Acquisition Committee shall consist of three or more directors, at least two of whom shall satisfy the independence requirements set forth herein. The Nominating & Corporate Governance Committee will nominate, and the Board will designate, a chairperson of each committee.

2.	Each of the Audit Committee, the Compensation Committee, the Nominating & Corporate Governance Committee and the Acquisition Committee will have appropriate written charters that are adopted by the Board. The charter of each committee will be reviewed at least annually by the Board and the relevant committee. These committee charters will be made available on the Company’s website at: www.safeguard.com.

3.	The chairperson of each committee, in consultation with the appropriate members of the committee and senior management, will oversee the development of the committee’s agenda for each meeting. Information relevant to a committee’s understanding of matters to be discussed at an upcoming meeting will be distributed in writing or electronically to all members sufficiently in advance of any meeting to allow for thoughtful review. Each committee member is expected to review the materials distributed in advance of the meeting. Insofar as possible, committee meetings will be scheduled in conjunction with meetings of the full Board.

4.	The Board is responsible for overseeing the activities of its committees (except where such committees have sole authority to act pursuant to applicable law or a listing standard) and for ensuring that the committees are fulfilling their duties and responsibilities. The Board will regularly receive reports from its committees regarding their activities and will take such actions as it deems necessary and appropriate in response to these reports.
B.	Membership
1.	The Board does not believe in mandating fixed rotation of committee members and/or committee chairpersons, since there may be reasons at a given point in time for maintaining continuity. Ideally, however, the Board will seek to rotate committee members and chairpersons, on an average of every three to five years. The Board seeks thereby to avoid director entrenchment while ensuring continuity and the availability of experience derived through longevity.

2.	The Nominating & Corporate Governance Committee will make nominations regarding committee appointments to the Board for its approval. Proposed committee appointments, including the designation of committee chairpersons, will give consideration to any expressed desire of individual Board members. The Board will make the committee appointments at the first regularly scheduled Board meeting following each annual meeting of shareholders or at such other times as the Board may determine.
V.	OTHER PRINCIPLES
A.	Disclosure and Review of Corporate Governance Guidelines

These Corporate Governance Guidelines will be made available on the Company’s website at: www.safeguard.com. The Nominating & Corporate Governance Committee will review these Corporate Governance Guidelines from time to time, but not less frequently than annually, and will report on the results of its review to the full Board.

B.	Communications with Shareholders and Other Interested Parties; Disclosure Policy
1.	The Chairperson and the CEO are responsible for establishing effective communications with the Company’s shareholders, customers, associates, communities, suppliers, creditors and business partners. Directors are not precluded from meeting with such parties, but any such meetings generally should be held with management present.

2.	The Board believes it is imperative that the Company promote full, fair, accurate, timely and understandable disclosure in the periodic reports and other statements and reports that the Company is required to file under the securities laws.
October 26, 2005

APPENDIX B
SAFEGUARD SCIENTIFICS, INC.
AUDIT COMMITTEE CHARTER
I.	Purpose

The Audit Committee (the “Committee”) of the Company is appointed by the Board of Directors (the “Board”) of Safeguard Scientifics, Inc. (the “Company”). The Board has determined to establish the governing principles of the Committee through the adoption of this Charter.

The Committee’s purposes shall be:
(i)	to assist the Board in its oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; and (iii) the performance of the Company’s internal audit function;

(ii)	to interact directly with and evaluate the performance of the Company’s independent registered public accounting firm, including to determine whether to engage or dismiss the independent registered public accounting firm and to monitor the independent registered public accounting firm’s qualifications and independence;

(iii)	to prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

(iv)	to discharge such other duties and responsibilities as may be required of the Committee by the provisions of applicable law or rule or regulation of the New York Stock Exchange.
Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing. Consequently, it is not the duty of the Committee to determine that the Company’s financial statements are complete and accurate, are prepared in accordance with generally accepted accounting principles (“GAAP”), or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management, and the independent registered public accounting firm is responsible for planning and carrying out proper audits and reviews of the Company’s financial statements. The Committee’s considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with applicable auditing standards, or that the Company’s independent registered public accountants are in fact “independent.”

II.	Primary Responsibilities and Duties
A.	Financial Reporting
1.	The Committee shall meet to review and discuss with management and the independent registered public accounting firm the annual audited financial statements to be included in the Company’s annual report on Form 10-K, the quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q, the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other significant financial disclosures to be included in SEC filings prior to their release. The Committee shall review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements; the use of pro forma or non-GAAP financial information; and any correspondence with regulators or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements.

2.	The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

3.	The Committee shall review earnings press releases prior to their release, as well as financial information and earnings guidance provided to analysts and ratings agencies.

4.	The Committee shall prepare the Committee report required in accordance with the applicable rules and regulations of the SEC to be included in the Company’s annual proxy statement.
B.	Risk and Control Environment
1.	The Committee shall discuss periodically with management the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures.

2.	The Committee shall review periodically the Company’s Code of Business Conduct & Ethics, and shall have the sole authority to grant waivers of the Company’s Code of Business Conduct & Ethics to the Company’s directors and executive officers.

3.	The Committee shall meet separately, periodically, with the internal auditor, the general counsel, outside legal counsel and the independent registered public accounting firm to review the Company’s policies and procedures regarding disclosures that may affect the financial statements and compliance with applicable laws and regulations and the Company’s Code of Business Conduct & Ethics.

4.	The Committee shall review the Company’s disclosure controls and procedures, including internal control over financial reporting (each as defined by the SEC), and, where applicable, shall review the changes in internal control over financial reporting intended to address any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees that are reported to the Committee. In addition, the Committee shall review and discuss the report of management on the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on, and attestation of, such management report.
C.	Oversight of Internal Audit Function
1.	The Committee shall oversee the activities, organizational structure and qualifications of the internal auditor and shall review the effectiveness of the internal audit function.

2.	The internal auditor shall attend Committee meetings at the Committee’s request from time to time, and report, at least semi-annually, to the Committee on audit results for the period and the status of the audit schedule. Reports may be made at more frequent intervals if deemed necessary by the Committee or as may be requested by the internal auditor.

3.	The Committee shall review and approve the annual internal audit plan, objectives, schedules and any special projects undertaken by the internal auditor.

4.	The Committee shall discuss with the internal auditor any changes to, and the implementation of, the internal audit plan and any special projects and the results of such internal audits and special projects.

5.	The Committee shall review any significant reports to management prepared by the internal auditor, management’s responses and the status of any recommended corrective action. Particular emphasis will be given by the Committee to any significant control deficiencies and actions taken by management to correct them.

6.	The Committee shall discuss with the internal auditor any audit problems or difficulties, including any restrictions on the scope of the activities of the internal auditor or on access to requested information, and management’s response to same, and any other matters required to be brought to its attention.

7.	The Committee may request, either directly, through the Chief Financial Officer or the corporate controller, that the internal auditor perform special studies, investigations, or other services in matters of interest or concern to the Committee.

8.	The Committee shall review and approve the appointment and replacement of the internal auditor.
D.	Oversee Relationship with Independent Registered Public Accounting Firm
1.	Appointment and Authorization of Services
a.	The Committee shall have the sole authority to retain, set compensation and retention terms for, terminate, review and evaluate the activities of the Company’s independent registered public accounting firm.

b.	The independent registered public accounting firm shall report directly to the Committee.

c.	The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent registered public accounting firm.

d.	The Committee shall review and approve in advance the retention of the independent registered public accounting firm for the performance of all audit and lawfully permitted non-audit services. Pre-approval of lawfully permitted non-audit services may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such non-audit services, provided that any such pre-approved non-audit services are reported to the full Committee at its next scheduled meeting.

e.	Prior to initiation of the audit, the Committee shall meet with the independent registered public accounting firm to discuss the planning, staffing and fees related to the audit, including the impact of applicable rotation requirements and other independence rules on staffing.
2.	Oversight of Independence and Qualifications of Independent Registered Public Accounting Firm
a.	The Committee shall, at least annually, obtain and review a report by the independent registered public accounting firm describing: (a) the firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues; and (iii) in order to assess the firm’s independence, all relationships between the firm and the Company.

b.	After reviewing the foregoing report from the independent registered public accounting firm and the independent registered public accounting firm’s work throughout the audit period, the Committee will conduct an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence. This evaluation also shall include the review and evaluation of the audit engagement team, including the lead partner. In making its evaluation, the Committee shall take into account the opinions of management and the internal auditor. In addition to assuring the regular rotation of the lead audit partner as required by law, the Committee will also consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself. The Committee shall present its conclusions with respect to the evaluation of the independent registered public accounting firm to the Board.
3.	Other Oversight Responsibilities
a.	The Committee shall review periodically any reports prepared by the independent registered public accounting firm and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent registered public accounting firm, and any other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

b.	The Committee shall discuss with the independent registered public accounting firm any audit problems or difficulties, including any restrictions on the scope of the firm’s activities or on access to requested information, and management’s response to same, and any other matters required to be brought to its attention under auditing standards (e.g., Statement on Auditing Standards No. 61 and Independence Standards Board Standard No. 1), and shall resolve any disagreements between the independent registered public accounting firm and management.

c.	The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent registered public accounting firm.
III.	Other Powers and Responsibilities
A.	Evaluations

The Committee shall review and assess the performance of the Committee annually and deliver a report to the Board setting forth the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

B.	Investigations; Retention of Professional and Other Advisors
1.	The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The President, Chief Financial Officer, General Counsel or Secretary of the Company shall provide or arrange to provide such other information, data and services as the Committee may request. The Committee shall conduct such interviews or discussions as it deems appropriate with personnel of the Company and/or others whose views would be considered helpful to the Committee.

2.	The Committee shall have the authority to obtain advice, counsel and assistance from internal and external legal, accounting and other advisors for any reason, including but not limited to in connection with any investigations deemed necessary by the Committee.

3.	The Company shall provide appropriate funding, as determined by the Committee, for the Committee to retain such advisors and to provide for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, in each case without requiring the Committee to seek Board approval.
C.	Whistleblowing Procedures

The Committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

D.	Revision of Charter

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

E.	Reports

The Committee shall make regular reports to the Board on its activities, including describing matters discussed and all actions taken by the Committee at each meeting of the Committee, reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and the effectiveness of the Company’s disclosure controls and procedures. The Committee shall make such recommendations to the Board as it deems appropriate.

F.	Miscellaneous

The Committee shall perform any other activities consistent with this Charter, the Company’s Articles of Incorporation, Bylaws and governing law, as the Committee deems necessary or appropriate.
IV.	Membership and Organization of Committee
A.	Size of Committee

The Committee shall consist of at least three directors.

B.	Member Qualifications
1.	Each director who serves on the Committee must be independent. A director shall qualify as independent if the Board has affirmatively determined that the director has satisfied the basic independence criteria set forth in the Company’s Corporate Governance Guidelines. In addition, members of the Committee must also satisfy the following additional requirements in order to be independent:
a.	no Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of its subsidiaries, as that term is defined by the SEC; and

b.	no Committee member shall accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries, except for fees for services as a director and member of the Audit Committee and any other Board committee.
2.	All members of the Committee must be financially literate or become financially literate within a reasonable time after appointment to the Committee. At least one member shall have accounting or related financial management expertise. To the extent possible, at least one member of the Committee shall be an “audit committee financial expert” as that term is defined by the SEC.

3.	Generally, no member of the Committee may serve simultaneously on the audit committees of more than three public companies (including the Company) without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.
C.	Appointment

The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by a majority of the Board. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. If the Chairperson is absent from a meeting, another member of the Committee may act as Chairperson.

D.	Term

Members of the Committee will be appointed for one-year terms and shall serve for such term or until their successors are duly appointed, subject to their earlier resignation, retirement, or removal by the Board. The Board may fill vacancies on the Committee and remove a member of the Committee at any time with or without cause.
V.	Meetings and Procedures
A.	Frequency

The Committee shall meet when, where and as often as it may deem necessary and appropriate in its judgment, but in no event less than five times per year. Members of the Committee may participate in a meeting of the Committee in person or by means of a telephone conference or similar means by which all persons participating in a meeting can hear one another, and such participation in a meeting will constitute presence in person at the meeting. A majority of the members of the Committee shall constitute a quorum. Any Committee member, the Chairperson of the Board or the Corporate Secretary shall have the right to call a special meeting of the Committee.

B.	Non-Committee Member Attendees
1.	The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

2.	The Committee shall meet with the independent registered public accounting firm, the internal auditor, and management in separate meetings as often as it deems necessary and appropriate in its judgment.
C.	Conduct of Meetings

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

D.	Minutes

A member of the Committee, a designee of the Committee or the Company’s Secretary shall keep written minutes of Committee meetings, which minutes shall be maintained with the books and records of the Company.

E.	Delegation of Authority

The Committee may delegate authority to one or more members of the Committee when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, listing standard or the Company’s Articles of Incorporation or Bylaws to be exercised by the Committee as a whole.
February 22, 2006

APPENDIX C
SAFEGUARD SCIENTIFICS, INC.
COMPENSATION COMMITTEE CHARTER
I.	Purpose

The Compensation Committee (the “Committee”) of the Company is appointed by the Board of Directors (the “Board”) of Safeguard Scientifics, Inc. (the “Company”). The Board has determined to establish the governing principles of the Committee through the adoption of this Charter.

The Committee’s purposes shall be:
A.	to establish and administer the Company’s compensation plans and periodically review the Company’s compensation policies and benefit programs and how they relate to the attainment of the Company’s goals;

B.	to recommend to the Board the compensation philosophy and guidelines for the entire executive and managerial group, giving emphasis to long-term results and maximizing shareholder value;

C.	to establish compensation arrangements and incentive goals for the CEO and all executive officers;

D.	to annually evaluate management performance and award incentive compensation as appropriate based upon results;

E.	to prepare a report on executive compensation in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement; and

F.	to discharge such other duties and responsibilities as may be required of the Committee by the provisions of applicable law or rule or regulation of the New York Stock Exchange.
II.	Primary Responsibilities and Duties

The Committee has the following primary responsibilities and duties:
A.	Compensation Philosophy and Plans
1.	Periodically review, consider, and approve the philosophy for compensation of the Company’s executive officers and other employees.

2.	Establish compensation plans and programs for executive officers and other employees, including incentive and equity-based programs.

3.	Periodically review the compensation plans and programs for the executive officers and other employees, ensuring appropriate levels of incentive to management and aligning management’s goals with the interests of shareholders, and report the results of, and recommendations resulting from, such review to the Board.

4.	Administer the Company’s short-term and long-term compensation plans and all equity-based programs.

5.	Review and approve any contracts or other transaction with any executive or former executive of the Company, including consulting arrangements, employment agreements, and severance or termination arrangements.

6.	Review management’s recommendations on key health, retirement, and other employment related benefits plans. The Committee shall approve new plans and substantive changes to any existing benefit plans. The Committee shall review reports on the adequacy and diversity of investment fund options in the company’s 401(k) plans and the employee education programs provided regarding participation in the 401(k) program.

7.	Monitor the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and determine the extent to which the Company should comply with its provisions and any steps that the Committee must take in order to comply with such provisions.

8.	Monitor compliance with Sections 304 and 402 of the Sarbanes-Oxley Act of 2002, relating, respectively, to forfeiture of certain bonuses and profits by the CEO and Chief Financial Officer and to the prohibition on personal loans by the Company to the directors and officers of the Company.
B.	Specific Compensation Amounts and Incentives
1.	Establish annual base salary amounts for executive officers and, based upon discussions with the Chief Executive Officer (“CEO”) in advance of the commencement of the fiscal year or as soon after the commencement of the fiscal year as reasonably possible, establish annual incentive opportunity levels and financial and any other goals to be met to earn short-term and long-term incentive awards for executive officers of the Company.

2.	Establish compensation levels for new executive officers and other highly compensated employees.

3.	Determine the amounts of short-term and any long-term incentive awards and any adjustments to the annual base salary amounts for the CEO.

4.	With the participation of the CEO, evaluate the performance of the other executive officers and determine the amounts of short-term and any long-term incentive awards and any adjustments to the annual base salary amounts.
C.	Proxy Report

The Committee shall prepare the report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with SEC regulations.

D.	Non-Employee Director Compensation

The Committee shall review periodically the compensation of non-employee directors and the principles upon which such compensation is determined, and recommend to the Board, for its approval, the components and amounts of compensation for non-employee directors.
III.	Other Powers and Responsibilities

The Committee has the following other powers and responsibilities:

A.	Evaluations

The Committee shall review and assess the performance of the Committee annually and deliver a report to the Board setting forth the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

B.	Reports

The Committee shall make regular reports to the Board on its activities, including describing matters discussed and all actions taken by the Committee at each meeting of the Committee, and shall make such recommendations to the Board as it deems appropriate.

C.	Retention of Professional and Other Advisors

The Committee shall have the sole authority to retain, set compensation and retention terms for, and terminate any compensation or other consultants, legal counsel or other advisors that the Committee determines to employ or retain to assist it in the performance of its duties. The Company shall provide appropriate funding, as determined by the Committee, for the Committee to retain such advisors and provide for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, in each case without requiring the Committee to seek Board approval. The Committee shall have access to internal advisors and all other resources within the Company to assist it in carrying out its duties and responsibilities.

D.	Revision of Charter

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

E.	Miscellaneous

The Committee shall perform any other activities consistent with this Charter, the Company’s Articles of Incorporation, Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.
IV.	Membership and Organization of Committee
A.	Size of Committee

The Committee shall consist of at least three directors.

B.	Member Qualifications

All members of the Committee must be independent. A director shall qualify as independent if the Board has affirmatively determined that the director has satisfied the basic independence criteria set forth in the Company’s Corporate Governance Guidelines. In addition, members of the Committee, or a sub-committee consisting of at least two directors, will need to qualify as (1) “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, to approve performance goals tied to awards that are intended to meet the requirements of Section 162(m) for deductibility of compensation in excess of $1,000,000 and (2) “non-employee directors” as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, to facilitate the availability of the exemptive provisions of that rule relating to grants and awards of Company securities.

C.	Appointment

The members of the Committee shall be nominated by the Nominating & Corporate Governance Committee and appointed by a majority of the Board. The Nominating & Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. If the Chairperson is absent from a meeting, another member of the Committee may act as Chairperson.

D.	Term

Members of the Committee will be appointed for one-year terms and shall serve for such term or until their successors are duly appointed, subject to their earlier resignation, retirement, or removal by the Board. The Board may fill vacancies on the Committee and remove a member of the Committee at any time with or without cause.
V.	Meetings and Procedures
A.	Frequency

The Committee shall meet when, where and as often as it may deem necessary and appropriate in its judgment. Members of the Committee may participate in a meeting of the Committee in person or by means of a telephone conference or similar means by which all persons participating in a meeting can hear one another, and such participation in a meeting will constitute presence in person at the meeting. A majority of the members of the Committee shall constitute a quorum. Any member of the Committee shall have the right to call a special meeting of the Committee.

B.	Non-Committee Member Attendees

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

C.	Conduct of Meetings

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

D.	Minutes

A member of the Committee, a designee of the Committee or the Company’s Secretary shall keep written minutes of Committee meetings, which minutes shall be maintained with the books and records of the Company.

E.	Delegation of Authority

The Committee may delegate authority to one or more members of the Committee when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, listing standard or the Company’s Articles of Incorporation or Bylaws to be exercised by the Committee as a whole.
October 26, 2005

APPENDIX D
SAFEGUARD SCIENTIFICS, INC.
NOMINATING & CORPORATE GOVERNANCE COMMITTEE CHARTER
I.	Purpose

The Nominating & Corporate Governance Committee (the “Committee”) of the Company is appointed by the Board of Directors (the “Board”) of Safeguard Scientifics, Inc. (the “Company”). The Board has determined to establish the governing principles of the Committee through the adoption of this Charter.

The Committee’s purposes shall be:
(i)	to recommend to the Board the structure and operations of the Board;

(ii)	to identify individuals qualified to serve as members of the Board, consistent with criteria approved by the Board, and to identify and recommend that the Board select the director nominees for the next annual meeting of shareholders and to fill Board vacancies;

(iii)	to recommend to the Board the responsibilities of each Board committee, the structure and operation of each Board Committee, and the director nominees for assignment to each Board;

(iv)	to periodically review the Company’s Corporate Governance Guidelines;

(v)	to evaluate the performance of the Company’s Chief Executive Officer (the “CEO”);

(vi)	to oversee the Board’s annual evaluation of its performance and the performance of other Board committees;

(vii)	to review and monitor management development and succession plans and activities; and

(viii)	to discharge such other duties and responsibilities as may be required of the Committee by the provisions of applicable law or rule or regulations of the New York Stock Exchange.
II.	Primary Responsibilities and Duties

The Committee has the following primary responsibilities and duties:
A.	Board Size and Composition
(i)	to consider and recommend to the Board the appropriate size, function, and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of the Company’s business; to seek members from diverse backgrounds with a strong record of personal integrity and ethical conduct, proven business judgment and competence, skills and experiences that are complementary to the background and experience represented on the Board and that meet the needs of the Company’s then existing strategy and business, concern for the long-term interests of the shareholders, and the willingness and ability to devote sufficient time to fulfill his or her responsibilities to the Company and its shareholders; and the Committee will evaluate the skills and experience necessary in a director nominee in the context of the needs of the board as a whole and the staffing needs of each of its committees, with the objective of recommending a group that through its diversity of experience can provide relevant advice and counsel to management and best perpetuate the success of the Company’s business and represent shareholder interests;

(ii)	to determine what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board, taking into account the qualities described above, and actively seek individuals qualified to become Board members and may maintain an active file of suitable candidates for consideration as nominees to the Board;

(iii)	to recommend to the Board one member of the Board to serve as Chairperson of the Board. The Chairperson shall preside at all meetings of the Board and at meetings of the shareholders. The director who is appointed Chairperson is appointed on an annual basis by at least a majority of the remaining directors and serves at the pleasure of the Board; and

(iv)	to evaluate potential directors and recommend to the Board the director nominees of the Board to be elected by the shareholders at the Company’s next annual meeting of shareholders and, where applicable, recommend to the Board individuals to fill vacancies on the Board. In considering nominees, the Committee shall consider individuals recommended by Company shareholders. Such recommendations should be submitted to the Company’s Secretary at least 120 days before the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. In addition, in considering nominees, the Committee should address the performance and contribution of incumbent directors, as well as the qualifications of new nominees.
B.	General Corporate Governance Matters; Board Committees
(i)	to periodically review and assess the adequacy of the Company’s Corporate Governance Guidelines and recommend any changes to the Board for its approval and adoption;

(ii)	to evaluate and recommend to the Board the responsibilities of the Board committees, including the structure, operations and the authority to delegate to subcommittees;

(iii)	to evaluate and nominate those directors to be appointed by the Board to the various Board committees, including the persons nominated to serve as chairperson of each committee. In making its evaluations and recommendations, the Committee should consider: (i) the qualifications for membership on each committee; (ii) the extent to which there should be a policy of periodic rotation of directors among the committees; (iii) any limitations on the number of consecutive years a director should serve on any one committee; and (iv) the number of boards and other committees on which the directors serve;

(iv)	to recommend other corporate governance related matters for consideration by the Board, including but not limited to: (i) the structure of Board meetings, including recommendations for the improvement in the conduct of such meetings, and the timeliness and adequacy of the information provided to the Board prior to such meetings; (ii) director retirement policies; (iii) director and officer insurance policy requirements; (iv) policies regarding the number of Boards on which a director may serve; (v) director orientation and training; and (vi) the service of the Company’s senior executives as directors of other companies;

(v)	if the Company at any time adopts stock ownership guidelines for directors, to review director compliance with such stock ownership guidelines as may be in effect from time to time; and

(vi)	to review and make recommendations regarding the annual Board Master Agenda recommended by the Chairperson of the Board, the CEO and the Chairperson of the Nominating & Corporate Governance Committee.
C.	CEO Evaluation; Board Evaluation and Development
(i)	to review and evaluate, at least annually and taking into account the views of the other members of the Board, the performance and leadership of the CEO;

(ii)	to oversee an annual evaluation of the Board and the various Board committees and deliver reports to the Board setting forth the results of such evaluations;

(iii)	to monitor director performance throughout the year (noting particularly any directors who have had a change in their primary job responsibilities or who have assumed additional directorships since their last assessment), and if any serious problems are identified, to work with the director to resolve such problems or, if necessary, recommend to the Board that it seek such director’s resignation; and

(iv)	to oversee and, as appropriate, participate in the orientation program for new directors and monitor the participation by directors in continuing education programs.
D.	Management Development and Succession
(i)	to review and monitor management development plans and activities;

(ii)	to review periodically the process for identifying executive officers of the Company;

(iii)	to review periodically with the CEO the CEO’s proposed succession plan for each executive officer and the CEO’s evaluation of each executive officer and develop a succession plan for presentation to and approval by the Board; and

(iv)	to recommend for approval by the Board the Company’s succession plan for the CEO and other executive officers, including plans for emergency succession in case of the unexpected disability of the CEO.
III.	Other Powers and Responsibilities

The Committee has the following other powers and responsibilities:
A.	Evaluations

The Committee shall review and assess the performance of the Committee annually and deliver a report to the Board setting forth the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

B.	Reports

The Committee shall make regular reports to the Board on its activities, including describing matters discussed and all actions taken by the Committee at each meeting of the Committee, and shall make such recommendations to the Board as it deems appropriate. The Committee shall consult with the CEO and other Board members, as appropriate, to assure that the Committee’s decisions facilitate a sound relationship between and among the Board, Board committees, individual directors and management.

C.	Retention of Professional and Other Advisors

The Committee shall have the sole authority to retain, set compensation and retention terms for, and terminate any consultants, legal counsel or other advisors, including any search firm to be used to identify director candidates that the Committee determines to employ or retain to assist it in the performance of its duties. The Company shall provide appropriate funding, as determined by the Committee, for the Committee to retain such advisors and provide for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, in each case without requiring the Committee to seek Board approval. The Committee shall have access to internal advisors and all other resources within the Company to assist it in carrying out its duties and responsibilities.

D.	Revision of Charter

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

E.	Miscellaneous

The Committee shall perform any other activities consistent with this Charter, the Company’s Articles of Incorporation, Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.
IV.	Membership and Organization of Committee
A.	Size of Committee

The Committee shall consist of at least three directors.

B.	Member Qualifications

All members of the Committee must be independent. A director shall qualify as independent if the Board has affirmatively determined that the director has satisfied the basic independence criteria set forth in the Company’s Corporate Governance Guidelines.

C.	Appointment

The members of the Committee shall be appointed by a majority of the Board. The Committee shall recommend, and the Board shall designate one member of the Committee to serve as Chairperson. If the Chairperson is absent from a meeting, another member of the Committee may act as Chairperson.

D.	Term

Members of the Committee will be appointed for one-year terms and shall serve for such term or until their successors are duly appointed, subject to their earlier resignation, retirement, or removal by the Board. The Board may fill vacancies on the Committee and remove a member of the Committee at any time with or without cause. No members of the Committee shall be removed except by majority vote of the independent directors of the Board then in office.
V.	Conduct of Meetings
A.	Frequency

The Committee shall meet when, where and as often as it may deem necessary and appropriate in its judgment. Members of the Committee may participate in a meeting of the Committee in person or by means of a telephone conference or similar means by which all persons participating in a meeting can hear one another, and such participation in a meeting will constitute presence in person at the meeting. A majority of the members of the Committee shall constitute a quorum. Any member of the Committee, the Chairperson of the Board or the Corporate Secretary shall have the right to call a special meeting of the Committee.

B.	Non-Committee Member Attendees

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

C.	Conduct of Meetings

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

D.	Minutes

A member of the Committee, a designee of the Committee or the Company’s Secretary shall keep written minutes of Committee meetings, which minutes shall be maintained with the books and records of the Company.

E.	Delegation of Authority

The Committee may delegate authority to one or more members of the Committee when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, listing standard or the Company’s Articles of Incorporation or Bylaws to be exercised by the Committee as a whole.
October 26, 2005

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR all nominees.				The Board of Directors recommends a vote FOR Proposal 2.
1.	ELECTION OF DIRECTORS- Nominees: 01 Peter J. Boni 02 Julie A. Dobson 03 Robert E. Keith, Jr. 04 Andrew E. Lietz 05 George MacKenzie 06 Jack L. Messman 07 John W. Poduska, Sr. 08 John J. Roberts	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To withhold authority to vote for any individual nominee while voting for the remainder, strike a line through the nominee’s name in the list.

To cumulate votes, write “cumulate for” in the space below, followed by the name of the nominee(s) and the number of votes to be cast for each nominee.

SIGNATURE(S) OF SHAREHOLDER(S)	Date

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. If shares are jointly owned, you must both sign. Include title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting date.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/sfe		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
If you are located outside of the United States, the delivery of your Proxy
MUST be via the INTERNET or MAIL.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

No matter how many shares you hold, we consider your vote important and encourage you to vote as soon as possible. When you sign and return this proxy card, you

• appoint Christopher J. Davis and Steven J. Feder, and each of them (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on May 24, 2006, and at any adjournments of that meeting;

• authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and

• revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006, AND AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access your Safeguard Scientifics, Inc. account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Safeguard Scientifics, Inc., now makes it easy and convenient for you to access current information on your shareholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Establish/change your PIN
•	Consent to receive all future annual meeting materials and shareholder communications electronically	•	Access stock transfer forms and information
Visit Mellon Investor Services LLC at http://www.melloninvestor.com.
For technical assistance, please call Mellon Investor Services at 1-877-978-7778 between 9:00 a.m. and 7:00 p.m. Monday-Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC